UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

News Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each Class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

1211 Avenue of the Americas

New York, New York, 10036

(212) 852-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 15, 2010

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of News Corporation (the “Company”) will be held on October 15, 2010 at 10:00 a.m. (Eastern Time) at the Hudson Theatre, 145 W. 44th Street, New York, New York 10036.

At the Annual Meeting, stockholders will be asked to:

•	elect the 15 Directors identified in this proxy statement to the Board of Directors;
•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011;
•

reapprove the material terms under the News Corporation 2005 Long-Term Incentive Plan for payment of performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

•	consider a stockholder proposal concerning the establishment of a human rights committee;
•	consider a stockholder proposal concerning shareholder say on executive pay; and
•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. While all of the Company’s stockholders and all holders of CHESS Depositary Interests exchangeable for shares of the Company’s common stock are invited to attend the Annual Meeting, only stockholders of record of the Company’s Class B Common Stock at the close of business on August 16, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Holders of the Company’s Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting or any adjournment thereof.

It is important that your shares of the Company’s Class B Common Stock be represented and voted at the Annual Meeting. If you are a holder of shares of Class B Common Stock, you may vote those shares by telephone or the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2010 Proxy Statement, or if you requested a paper proxy card, you may submit your vote by mail if you prefer. If you attend the Annual Meeting, you may vote your shares in person. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares of Class B Common Stock in person even if you previously submitted a proxy. Please note, however, that if your shares of Class B Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by voting your shares by telephone or the Internet or, if you requested a paper proxy card, by completing and returning the proxy card as promptly as possible, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

If you are planning to attend the Annual Meeting in person, you will be asked to register before entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of the Company’s common stock will be verified against the list of stockholders of record as of August 16, 2010 prior to being admitted to the Annual Meeting or you must present a properly executed proxy card. If you are not a stockholder of record and hold your shares of common stock in “street name,” i.e., your shares of common stock are held in a brokerage account or by a bank or other nominee, you must also provide proof of beneficial ownership as of August 16, 2010, such as an account statement or letter from your broker, bank or nominee indicating that you were the beneficial owner of the shares on August 16, 2010, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership.

Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

The Annual Meeting will be audiocast live on the Internet at www.newscorp.com.

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of the Company’s proxy statement, annual report and other materials (the “proxy materials”) relating to the Annual Meeting to stockholders, the Company may furnish proxy materials to stockholders on the Internet by mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform stockholders when the materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials and the Company’s annual report, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

If you would like to register to receive materials relating to next year’s annual meeting of stockholders electronically instead of by mail, please go to www.newscorp.com/investor/ElectronicDelivery.html and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps lower the Company’s costs and reduce the amount of paper mailed to your home.

Laura A. Cleveland

Corporate Secretary

New York, New York

August 30, 2010

YOUR VOTE IS IMPORTANT

REGARDLESS OF HOW MANY SHARES OF THE COMPANY’S CLASS B COMMON STOCK YOU OWN AS OF THE RECORD DATE, PLEASE VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR VOTE BY TELEPHONE, INTERNET OR PROXY CARD.

		Page
General		1
Proposal No. 1: Election of Directors		7
Corporate Governance Matters		13
Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm		18
Proposal No. 3:	Proposal to Re-Approve the Material Terms under the News Corporation 2005 Long-Term Incentive Plan for Payment of Performance-Based Compensation for Purposes of Section 162(m) of the Internal Revenue Code	20
Proposal No. 4: Stockholder Proposal Concerning The Establishment of a Human Rights Committee		22
Proposal No. 5: Stockholder Proposal Concerning Shareholder Say on Executive Pay		24
Executive Officers of News Corporation		26
Security Ownership of News Corporation		27
Compensation Discussion and Analysis		30
Compensation Committee Report		42
Compensation Committee Interlocks and Insider Participation		42
Risks Related to Compensation Policies and Practices		42
Executive Compensation		43
Summary Compensation Table		43
Grants of Plan-Based Awards Table		44
Employment Agreements		45
Outstanding Equity Awards Table		48
Options Exercised and Stock Vested Table		49
Pension Benefits Table		49
Potential Payments Upon Termination		51
Director Compensation		58
Equity Compensation Plan Information		61
Report of the Audit Committee		62
Certain Relationships and Related-Party Transactions		64
Section 16(a) Beneficial Ownership Reporting Compliance		65
Annual Report on Form 10-K		66
2011 Annual Meeting of Stockholders		66
Additional Information		66
Other Matters		67

1211 Avenue of the Americas

New York, New York, 10036

PROXY STATEMENT

Annual Meeting of Stockholders—October 15, 2010

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of News Corporation (the “Company”) of proxies for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on October 15, 2010 at 10:00 a.m. (Eastern Time) at the Hudson Theatre, 145 W. 44th Street, New York, New York 10036 and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about August 31, 2010. You are requested to submit your proxy in order to ensure that your shares are represented at the Annual Meeting.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Outstanding Shares

The Company has two classes of common stock, Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Holders of Class B Common Stock are entitled to one vote per share on all matters to be presented at the Annual Meeting. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. All references to “you,” “your,” “yours” or other words of similar import in this proxy statement refers to holders of Class B Common Stock.

The Company’s shares are also traded on the Australian Stock Exchange (“ASX”) in the form of CHESS Depositary Interests (“CDIs”). CDIs are exchangeable, at the option of the holder, into shares of either Class A Common Stock or Class B Common Stock, whichever is applicable, at the rate of one CDI per one such share of Common Stock.

Record Date

Only holders of record of shares of Class B Common Stock at the close of business on August 16, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. As of the Record Date, there were 798,520,953 shares of Class B Common Stock outstanding held by approximately 1,331 holders of record. Each share of Class B Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting. A list of the stockholders of record as of the Record Date will be available at the Annual Meeting and at the Company’s principal executive offices during the ten (10) days prior to the Annual Meeting.

If your shares of Class B Common Stock are registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are a stockholder of record, and these proxy materials are being sent directly to you from the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

If your shares of Class B Common Stock are held in “street name,” meaning your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Class B Common Stock. However, since you are not the stockholder of record, you may not vote these shares of Class B Common Stock in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

Holders of CDIs exchangeable for Class B Common Stock (“Class B CDIs”) have a right to direct CHESS Depositary Nominees Pty Ltd. (“CDN”), the legal holder of the CDIs, on how it should vote with respect to the proposals described in this proxy statement.

Internet Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy statement, annual report and other materials (the “proxy materials”) relating to the Annual Meeting to stockholders, the Company may furnish proxy materials to stockholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform stockholders when the materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

The Company intends to commence distribution of the Notice of Internet Availability to stockholders on or about August 31, 2010.

The Company will first make available the proxy solicitation materials at www.proxyvote.com on or about August 31, 2010 to all stockholders entitled to vote at the annual meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2010 annual report to stockholders will be made available at the same time and by the same methods.

If you are a CDI holder, you may also request a printed copy of the proxy solicitation materials and our 2010 annual report to stockholders by any of the following methods: via Internet at www.investorvote.com.au; or by telephone at 1300-652-536 (within Australia) or +61-3-9415-4883 (outside of Australia).

Only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of the proxy statement for the current year or future years should be directed to the Corporate Secretary at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. Alternatively, additional copies of this proxy statement may be requested via Internet at www.proxyvote.com, by telephone at 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact the Corporate Secretary to request that only a single copy of the proxy statement be mailed in the future.

Voting and Submission of Proxies

The persons named on the proxy card and on the Company’s voting website at www.proxyvote.com (the “proxy holders”) have been designated by the Board to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of the Company. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposals 4 and 5 in accordance with the recommendations of the Board as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

If you are a holder of Class B Common Stock, telephone and Internet voting is available 24 hours a day through 11:59 p.m. (Eastern Time) on the day before the meeting date or the applicable cut-off date. If you are located in the United States or Canada and are a stockholder of record, you can vote your shares by calling toll-free 1-800-690-6903. Whether you are a stockholder of record or a beneficial owner, you can also vote your shares by Internet at www.proxyvote.com. Both the telephone and Internet voting systems have easy to follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your shares by telephone or Internet, you should have in hand when you call or access the website, as applicable, the Notice of Internet Availability or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you vote by telephone or Internet, you do not need to return your proxy card to the Company. A telephone or Internet proxy must be received no later than 11:59 p.m. (Eastern Time) on the day before the meeting date or the applicable cut-off date.

If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting.

If you hold Class B CDIs, Internet voting is available 24 hours a day through 5:00 p.m. (Australian Eastern Time) on October 13, 2010. You may vote your CDIs by Internet at www.investorvote.com.au. The Internet system has easy to follow instructions on how you may vote your CDIs and allow you to confirm that the system has properly recorded your vote. If you vote your CDIs by Internet, you should have in hand when you access the website the Notice of Internet Availability or the voting instruction card (for those CDI holders who have received, by request, a hard copy of the voting instruction card). If you vote your CDIs by Internet, you do not need to return your voting instruction form to the Company. If you have received, by request, a hard copy of the voting instruction card, and wish to submit your vote by mail, you should complete and return the voting instruction card to CDN by 5:00 p.m. (Australian Eastern Time) on October 13, 2010.

While the Company encourages holders of Class B Common Stock to vote by proxy, you also have the option of voting your shares of Class B Common Stock in person at the Annual Meeting. If your shares of Class B Common Stock are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of admission to the Annual Meeting a properly executed proxy from the stockholder of record (i.e., your broker, bank or other nominee) giving you the right to vote the shares of Class B Common Stock.

Revocation of Proxies

A proxy may be changed or revoked by a stockholder at any time prior to the voting at the Annual Meeting:

•	if you are a holder of record of Class B Common Stock, by notifying in writing our Corporate Secretary, Laura A. Cleveland, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036;
•	by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not by itself revoke your proxy);
•	by submitting a later-dated proxy card;
•	if you voted by telephone or Internet, by voting a second time by telephone or Internet; or
•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Class B CDI holders may change prior voting instructions by submitting a later-dated CDI voting instruction form before 5:00 p.m. (Australian Eastern Time) on October 13, 2010. Revocation of prior voting instructions must be submitted in writing and received before 5:00 p.m. (Australian Eastern Time) on October 13, 2010.

Attending the Annual Meeting in Person

While all of the Company’s stockholders and all holders of CDIs exchangeable for shares of Common Stock are invited to attend the Annual Meeting, only holders of Class B Common Stock are entitled to vote at the Annual Meeting. As discussed above, if your shares of Class B Common Stock are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record giving you the right to vote the shares of Class B Common Stock.

If you are planning to attend the Annual Meeting in person, you will be asked to register prior to entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of Common Stock will be verified against the list of stockholders of record as of the Record Date prior to being admitted to the Annual Meeting or you must present a properly executed proxy card. If you are not a stockholder of record and hold your shares of Common Stock in “street name,” i.e., your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you must also provide proof of beneficial ownership as of the Record Date, such as an account statement or letter from your broker, bank or nominee indicating that you were the beneficial owner of the shares on the Record Date, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership.

Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

If you require any special accommodations at the Annual Meeting due to a disability, please contact the Corporate Secretary at (212) 852-7000 or send an email to 2010AnnualMeeting@newscorp.com and identify your specific need no later than October 11, 2010.

The Annual Meeting will be audiocast live on the Internet at www.newscorp.com.

Required Vote

Quorum.  In order for the Company to conduct the Annual Meeting, a majority of the holders of Class B Common Stock outstanding as of the Record Date must be present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting. A “broker non-vote” occurs when you do not give your broker or nominee instructions on how to vote your shares of Class B Common Stock. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by submitting your proxy by telephone or the Internet or, if you requested a hard copy of the proxy card or voting instruction card, by completing and returning the proxy card or voting instruction card as promptly as possible in the accompanying postage-paid envelope prior to the Annual Meeting to ensure that your shares of Class B Common Stock will be represented at the Annual Meeting if you are unable to attend and so that the Company will know as soon as possible that enough votes will be present for the Annual Meeting to be held.

Election of Directors.  Directors are elected by a plurality of the votes cast. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors or shares held by a broker for which voting instructions have not been given will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. Since Directors are elected by a plurality of the votes cast, abstentions and broker non-votes will have no effect on the election of Directors.

Ratification of Independent Registered Public Accounting Firm.  Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011 requires the affirmative vote of a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. For this proposal, abstentions will have no effect on the outcome of the votes cast on this proposal.

Other Items.  Under the Company’s Amended and Restated By-laws (the “By-laws”) and the NASDAQ Stock Market (“NASDAQ”) listing rules, approval of each other proposal to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. A properly executed proxy marked “ABSTAIN” with respect to any proposal and broker non-votes will not be counted as a vote cast “FOR” or “AGAINST” that proposal.

All shares of Class B Common Stock represented by properly executed proxies, which are returned and not revoked, will be voted in accordance with your instructions. If no instructions are provided in a proxy, the number of shares of Class B Common Stock represented by such proxy will be voted:

•	“FOR” the election of each of the Director nominees;
•	“FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011;
•

“FOR” the re-approval of the material terms under the News Corporation 2005 Long-Term Incentive Plan for payment of performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)

•	“AGAINST” the stockholder proposal concerning the establishment of a human rights committee;
•	“AGAINST” the stockholder proposal concerning shareholder say on executive pay; and
•	in accordance with the holder of the proxy’s discretion as to any other matters raised at the Annual Meeting.

Effect of Not Casting Your Vote.

In the past, if you held your shares in “street name” and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your broker, bank or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

A representative of Computershare Investor Services, LLC has been appointed to act as inspector of election for the Annual Meeting and will tabulate the votes.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The following table lists the nominees for election as Directors under Proposal 1. Mark Hurd, currently a director, has not been nominated for re-election to the Board. Each Director is to hold office until the next annual meeting or until his or her successor is duly elected and qualified. If, for any reason, any of the Director nominees become unavailable for election, the proxy holders may exercise discretion to vote for a substitute nominee proposed by the Board. The information with respect to principal occupation or employment, other affiliations and business experience was furnished to the Company by the respective Director nominee. The ages shown are as of July 31, 2010. Each of the Director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Name and Age	Business Experience and Directorships	Director Since
K. Rupert Murdoch AC (79)

K. Rupert Murdoch AC has been Chief Executive Officer of the Company since 1979 and its Chairman since 1991. Mr. K.R. Murdoch served as a Director of British Sky Broadcasting plc (“BSkyB”) from 1990 to 2007, as a Director of Gemstar-TV Guide International Inc. (“Gemstar-TV Guide”) from 2001 to 2008, as a Director of The DIRECTV Group, Inc. (“DIRECTV”) from 2003 to 2008 and as a Director of China Netcom Group Corporation (Hong Kong) Limited from 2001 to 2005. Mr. K.R. Murdoch is the father of Messrs. J.R. Murdoch and L.K. Murdoch.

Mr. K. R. Murdoch has been the driving force behind the evolution of the Company from the single, family-owned Australian newspaper he took over in 1953 to the global public media company it is today. Mr. K.R. Murdoch brings to the Board invaluable knowledge and expertise regarding the Company’s history and provides strong operational leadership and broad strategic vision for the Company’s future.

1979

José María Aznar (57)

José María Aznar has been a Director of the Company since 2006. Mr. Aznar has been the President of the Foundation for Social Studies and Analysis since 1989. Mr. Aznar has been a Distinguished Scholar at the Edmund A. Walsh School of Georgetown University since 2004. Mr. Aznar is the Honorific President of the Partido Popular of Spain and served as its Executive President from 1990 to 2004. Mr. Aznar was a member of The State Council of Spain from 2005 to 2006. Mr. Aznar served as the President of Spain from the 1996 to 2004.

Mr. Aznar, with his extensive background, including serving as President of Spain, brings knowledge, expertise and an international perspective to the Board, providing valuable insight into political and governmental matters throughout the world, with a unique and deep knowledge with respect to several countries in which the Company operates.

2006

Name and Age	Business Experience and Directorships	Director Since
Natalie Bancroft (30)

Natalie Bancroft has been a Director of the Company since 2007. Ms. Bancroft is a professionally trained opera singer, has studied journalism and is a graduate of the L’Institut de Ribaupierre in Lausanne, Switzerland.

In connection with the Company’s acquisition of Dow Jones & Company, Inc. (“Dow Jones”), Ms. Bancroft was appointed as a Director pursuant to the terms of an agreement whereby the Company agreed to elect a member of the Bancroft family or another mutually agreed upon individual to the Board. Ms. Bancroft has a culturally diverse background, having lived across Europe. She also speaks several languages fluently. Ms. Bancroft’s youth, female perspective and international education and experience add valuable diversity and perspective to the deliberations of the Board.

See “Certain Relationships and Related-Party Transactions” for additional information.

2007

Peter L. Barnes (67)

Peter L. Barnes has been a Director of the Company since 2004 and is a member of the Audit Committee. Mr. Barnes has been a Director of Ansell Limited since 2001 and its Chairman since 2005. Mr. Barnes has been a Director of Metcash Limited since 1999, serving as its Deputy Chairman since 2007. Mr. Barnes served in various senior management positions in the United States, the United Kingdom and Asia at Philip Morris International Inc. from 1971 to 1998, including as President of Philip Morris Asia Inc.

Mr. Barnes brings to the Board the leadership, operational and financial skills gained in his several roles at Philip Morris, as well as through his service as a Director at a number of private and public companies, including his service as Chairman of several of these companies.

2004

Chase Carey (56)

Chase Carey has been the President, Chief Operating Officer and Deputy Chairman of the Board since July 2009. Mr. Carey previously served the Company in numerous roles beginning in 1988, including as Co-Chief Operating Officer from 1996 to 2002, as a consultant from 2002 to 2003 and as a Director from 1996 to 2007. Mr. Carey has served as the Chairman of the Supervisory Board of Sky Deutschland AG, a German pay-television operator and affiliate of the Company, since July 2010. Mr. Carey served as a President and Chief Executive Officer of DIRECTV from 2003 to 2009 and as a Director of DIRECTV from 2003 to June 2010. Mr. Carey also served as a Director of BSkyB from 2003 to 2008, as a Director of Gateway, Inc. from 1996 to 2006 and as a Director of Yell Finance B.V. from 2004 to 2007.

As the Company’s President, Chief Operating Officer and Deputy Chairman, Mr. Carey is a key member of the Company’s management team. He has a broad and deep understanding of the Company and its operations, having served in a variety of leadership positions within the Company and with its affiliates for over 21 years. Mr. Carey brings valuable executive leadership experience to the Board, as well as unparalleled expertise in the media and satellite television industries. He also brings his experience of having served on the boards of other large public companies.

2009

Name and Age	Business Experience and Directorships	Director Since
Kenneth E. Cowley AO (75)

Kenneth E. Cowley AO has been a Director of the Company since 1979 and serves as a member of the Nominating and Corporate Governance Committee. Mr. Cowley has been the executive Chairman of RM Williams Holdings Pty Limited, an Australian apparel company, since 1994. Mr. Cowley served as a senior executive of News Limited, a subsidiary of the Company, from 1964 to 1997, including as its Chairman and Chief Executive from 1980 to 1997.

Mr. Cowley has significant knowledge of the Company’s business, operations and culture, having served as the head of the Company’s Australian operations for a number of years and as a Director of the Company since 1979. Through his experience as the chairman of his own company, Mr. Cowley also brings to the Board his strong leadership, management, marketing and operational skills.

1979

David F. DeVoe (63)

David F. DeVoe has been a Director of the Company and its Chief Financial Officer since 1990. Mr. DeVoe has served as Senior Executive Vice President of the Company since 1996. Mr. DeVoe has been a Director of BSkyB since 1994 and a Director of NDS Group Limited (“NDS”) since 1996. He served as a Director of Gemstar-TV Guide from 2001 to 2008 and as a Director of DIRECTV from 2003 to 2008.

Mr. DeVoe is a key member of the Company’s management team. As the Company’s Chief Financial Officer, he has responsibility for all financial matters of the Company. Mr. DeVoe provides a critical link between the management of the financial function of the Company and the Board, enabling the Board to perform its oversight function with the benefit of management’s knowledge and perspective on the business.

1990

Viet Dinh (42)

Viet Dinh has been a Director of the Company since 2004 and serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. Mr. Dinh has been a Professor of Law at Georgetown University Law Center since 1996. Mr. Dinh has served as Principal of Bancroft Associates PLLC since 2003 and as Principal of Bancroft Capital Management since 2006. He served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 to 2003. Mr. Dinh has served as a Director of M&F Worldwide Corp. since 2007 and a Director of The Orchard, Inc. since 2007.

As a member of the Company’s Board, Mr. Dinh offers the Company his experience, intellect and acute knowledge of and contacts within the U.S. government. He teaches on issues of corporate governance and brings to the Board and the committees on which he serves corporate governance expertise, which is also strengthened by his service on the boards of other public companies.

2004

Name and Age	Business Experience and Directorships	Director Since
Sir Roderick I. Eddington (60)

Sir Roderick I. Eddington has been a Director of the Company since 1999 and serves as the Chairman of the Audit Committee and as a member of the Compensation Committee. Sir Roderick Eddington has served as Non-Executive Chairman, Australia and New Zealand of J.P. Morgan since 2006. He served as a Director and the Chief Executive of British Airways Plc from 2000 to 2005 and as the Managing Director of Cathay Pacific Airways from 1992 to 1996. Sir Roderick Eddington has been a Director of John Swire & Sons Pty Ltd since 1997, a Director of Rio Tinto plc since 2005 and a Director of CLP Holdings Limited since 2006. Sir Roderick Eddington served as a Director of Allco Finance Group Limited from 2006 to 2009.

As the former chief executive of a large public company, Sir Roderick Eddington brings to the Board and his role as Lead Director strong leadership and extensive business, strategic and operational experience. He is particularly knowledgeable and has extensive experience in the Asian, Australian and European markets, all of which are key markets for the Company. His experience as a director at other large public companies is also a valuable resource for the Board.

1999

Andrew S.B. Knight (70)

Andrew S. B. Knight has been a Director of the Company since 1991 and serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Knight has been the Chairman of J. Rothschild Capital Management Limited since 2008. Mr. Knight was the Chairman of News International, a subsidiary of the Company, from 1990 to 1995. Mr. Knight also served as the Chief Executive Officer of Daily Telegraph plc from 1986 to 1989 and Editor of The Economist from 1974 to 1986. Mr. Knight served as a Director of Templeton Emerging Markets Investments Trust from 2003 to 2008 and a Director of Rothschild Investment Trust Capital Partners plc from 1997 to 2008. Mr. Knight also served as a Director of The Reader’s Digest Association, Inc. from 2007 to 2009.

As the former head of the Company’s U.K .operations and through his extensive service as a Director of the Company, Mr. Knight brings to the Board his broad understanding of the Company’s operations and culture. In addition, his financial acumen and experience as an executive and director at various investment funds and financial institutions are assets to the Board and the committees on which he serves.

1991

Name and Age	Business Experience and Directorships	Director Since
James R. Murdoch (37)

James R. Murdoch has been a Director and the Chairman and Chief Executive, Europe and Asia of the Company since 2007. Mr. J.R. Murdoch was the Chief Executive Officer of BSkyB from 2003 to 2007. Mr. J.R. Murdoch has served as a Director of BSkyB since 2003 and as its Non-Executive Chairman since 2007. Mr. J.R. Murdoch has served as a Director of NDS since 2009. Mr. J.R. Murdoch was the Chairman and Chief Executive Officer of STAR Group Limited, a subsidiary of the Company, from 2000 to 2003. Mr. J.R. Murdoch previously served as an Executive Vice President of the Company, and served as a member of the Board from 2000 to 2003. Mr. J. R. Murdoch has served as a Director of GlaxoSmithKline plc since 2009 and as a Director of Sotheby’s since May 2010. Mr. J.R. Murdoch is the son of Mr. K.R. Murdoch and the brother of Mr. L.K. Murdoch.

Mr. J.R. Murdoch is a key member of the Company’s management team, with responsibility for the Company’s European and Asian operations. Mr. J.R. Murdoch has served in a number of leadership positions within the Company and at its affiliates over the past 14 years. His broad-based experience, extensive knowledge and strategic perspective of the Company’s business and operations enable him to be a valuable resource for the Board.

2007

Lachlan K. Murdoch (38)

Lachlan K. Murdoch has been a Director of the Company since 1996. Mr. L.K. Murdoch has served as the Executive Chairman of Illyria Pty Ltd, a private investment company, since 2005. Mr. L.K. Murdoch served as an advisor to the Company from 2005 to 2007, and served as its Deputy Chief Operating Officer from 2000 to 2005. Mr. L.K. Murdoch served as a Director of NDS from 2002 to 2005. Mr. L.K. Murdoch is the son of Mr. K.R. Murdoch and the brother of Mr. J.R. Murdoch.

Mr. L.K. Murdoch brings a wealth of knowledge regarding the Company’s operations, as well as management and strategic skills to the Board. Mr. L.K. Murdoch has extensive experience serving in several senior leadership positions within the Company, in particular as head of News Limited, the New York Post and as the Deputy Chief Operating Officer of the Company.

1996

Thomas J. Perkins (78)

Thomas J. Perkins has been a Director of the Company since 1996 and serves as a member of the Audit, the Compensation and the Nominating and Corporate Governance Committees. Mr. Perkins has been a partner of Kleiner Perkins Caufield & Byers, a venture capital company, since 1972. Mr. Perkins served as a Director of Hewlett-Packard Company (“HP”) from 2004 to 2006.

With 14 years of service as a Director of the Company, Mr. Perkins has extensive knowledge of the Company and the industries in which it operates. As a founder of a venture capital firm, Mr. Perkins has extensive experience in evaluating strategic opportunities, transactions and investments. This background also provides Mr. Perkins with intimate knowledge of the digital media industry, which is a key strategic area for the Company. Mr. Perkins also brings strong leadership, business and financial skills to the Board.

1996

Name and Age	Business Experience and Directorships	Director Since
Arthur M. Siskind (71)

Arthur M. Siskind has been a Director of the Company since 1991 and the Senior Advisor to the Chairman of the Company since 2005. Mr. Siskind served as the Company’s Group General Counsel from 1991 to 2005, as Senior Executive Vice President from 1996 to 2005 and as Executive Vice President from 1991 to 1996. Mr. Siskind has served as a Director of BSkyB since 1991 and as a Director of NDS from 1996 to 2009. Mr. Siskind was an Adjunct Professor of Law at the Cornell Law School from 2007 to 2009 and was an Adjunct Professor of Law at Georgetown University Law Center from 2005 to 2007. Mr. Siskind has been a Member of the Bar of the State of New York since 1962.

Mr. Siskind has a deep knowledge of the Company and its operations, having served as the Group General Counsel of the Company for 14 years and as Senior Advisor to the Chairman for more than five years. Mr. Siskind has significant experience in corporate and securities law and corporate governance matters.

1991

John L. Thornton (56)

John L. Thornton has been a Director of the Company since 2004 and serves as a member of the Compensation and the Nominating and Corporate Governance Committees. Mr. Thornton has been a Professor and Director of Global Leadership at Tsinghua University School of Economics and Management in Beijing since 2003 and a Director and Non-Executive Chairman of HSBC North America Holdings Inc. since 2008. Mr. Thornton served as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. (“Goldman Sachs”) from 1999 until 2003 and as a Senior Advisor to Goldman Sachs from 2003 to 2004. Mr. Thornton has been a Director of the Ford Motor Company since 1996, a Director of China Unicom (Hong Kong) Limited since 2008 and a Director of HSBC Group Holdings since 2008. Mr. Thornton also served as a Director of The Industrial and Commercial Bank of China Ltd. from 2005 to 2008, as a Director of China Netcom Group Corporation (Hong Kong) Ltd. from 2004 to 2008 and as a Director of Intel Corporation from 2003 to May 2010.

Mr. Thornton brings a strong financial and business background to the Board as a result of his position as the former President and Co-Chief Operating Officer of a leading international investment bank. In addition, Mr. Thornton’s extensive knowledge of China provides the Board with valuable insight into one of the Company’s potential growth markets. Mr. Thornton also has extensive experience serving on the boards of several other large, public companies in diverse industries.

2004

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE MATTERS

Board Independence.  The Nominating and Corporate Governance Committee has adopted the definition of “Independent Director” as set forth in NASDAQ Listing Rule 5605(a)(2) to assist the Board in its determination of whether a Director shall be deemed to be independent of the Company. However, the Board may determine that a Director is not independent for any reason it deems appropriate.

The Board undertook its annual review of Director independence during the first quarter of fiscal 2011. During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between the Directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that Sir Roderick Eddington, Ms. Bancroft and Messrs. Aznar, Barnes, Cowley, Dinh, Knight, Perkins and Thornton are independent of the Company and its management under the standards adopted by the Company and set forth in the NASDAQ listing rules.

Board Leadership Structure.  The positions of Chief Executive Officer (“CEO”) and Chairman of the Board are both currently held by Mr. K.R. Murdoch. The Board has also appointed a Lead Director, Sir Roderick I. Eddington. The Lead Director’s responsibilities include:

•	presiding over all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the non-executive Directors and the independent Directors;
•	serving as liaison between the Chairman of the Board and the independent Directors;
•	reviewing agendas and information sent to the Board for Board meetings;
•	reviewing meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	calling meetings of the non-executive Directors and/or independent Directors, if desired;
•	supervising the self-evaluations of the Directors in coordination with the Nominating and Corporate Governance Committee;
•	supervising the Board’s determination of the independence of its Directors; and
•	ensuring his or her availability for consultation and direct communications, if requested by major stockholders.

The Board believes that this combined role of Chairman and CEO, coupled with a Lead Director, is currently the most effective leadership structure for the Company and is in the best interests of its stockholders. The combined role of Chairman and CEO promotes strong and consistent leadership for the Company, with a single voice setting the tone and having primary responsibility for the management of the Company. The Board believes that the CEO is the person best suited to serve as Chairman, because he is the person most familiar with the Company’s businesses and the most capable of effectively identifying strategic priorities and opportunities and leading the Board in the discussion of the execution of the Company’s strategy. The Board believes that the combined role of Chairman and CEO also facilitates the flow of information between the Board and management.

In considering its leadership structure, the Board believes that the combined roles of Chairman and CEO are appropriately balanced by the designation of a Lead Director with substantive responsibilities, the substantial majority of independent directors that comprise the Board and the Company’s strong corporate governance policies and procedures.

Board Oversight of Risk.  Risk management is primarily the responsibility of the Company’s management; however, the Board has responsibility for overseeing management’s identification and management of those risks. The Board does not view risk in isolation; it considers risks in making significant business decisions and as part of the Company’s overall business strategy. The Board uses various means to fulfill this oversight responsibility. The Board, and its committees as appropriate, regularly discuss and receive periodic updates from the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Group General Counsel and other members of senior management regarding significant risks to the Company, including in connection with the annual review of the Company’s business plan and its review of budgets, strategy and major transactions. These discussions include operational, strategic, legal and regulatory, financial and reputational risks, and the plans to address these risks.

Each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to that committee, which then reports to the full Board as appropriate. For example: the Audit Committee is responsible for risks relating to its review of the Company’s financial statements and financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements and the performance of the corporate audit function; the Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs; and the Nominating and Corporate Governance Committee oversees risk as it relates to the Company’s corporate governance processes. Each committee has full access to management, as well as the ability to engage advisors. The independent Board members also discuss the Company’s significant risks when they meet in executive session without management.

Statement of Corporate Governance.  The Board has adopted a Statement of Corporate Governance that sets forth the Company’s corporate governance guidelines and practices. The full text of the Statement of Corporate Governance may be found on the Company’s website at www.newscorp.com/corp_gov/socg.html and is available in print to any stockholder requesting a paper copy of the document by contacting the Corporate Secretary.

Standards of Business Conduct and Code of Ethics.  The Board has adopted the Standards of Business Conduct (the “Standards of Business Conduct”). The Standards of Business Conduct confirm the Company’s policy to conduct its affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Standards of Business Conduct also apply to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. The Company intends that the spirit, as well as the letter, of the Standards of Business Conduct be followed by all Directors, officers and employees of the Company, its subsidiaries and divisions. This is communicated to each new Director, officer and employee and was communicated to those in such positions at the time the Standards of Business Conduct were adopted.

To promote further ethical and responsible decision-making, the Board has established a Code of Ethics for the CEO and senior financial officers that is included in the Standards of Business Conduct.

The full text of the Standards of Business Conduct and the Code of Ethics may be found on the Company’s website at www.newscorp.com/corp-gov/sobc.html and each is available in print, without charge, to any stockholder requesting a paper copy of the documents by contacting the Corporate Secretary.

Director Nomination Process.  The Nominating and Corporate Governance Committee develops criteria for filling vacant Board positions, taking into consideration such factors as it deems appropriate, including the candidate’s education and background; his or her general business experience and familiarity with the Company’s businesses; and whether he or she possesses unique expertise or perspective that will be of value to the Company. Candidates should not have any interests that would materially impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a Director to the Company and its stockholders. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others. It is expected that each Director will devote the necessary time to the fulfillment of his or her duties as a Director. In this regard, the Nominating and Corporate Governance Committee will consider the number and nature of each Director’s other commitments, including other directorships. Although the Board does not have a formal policy with respect to diversity, the Nominating and Corporate Governance Committee seeks to promote through the nomination process an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

After completing this evaluation, the Nominating and Corporate Governance Committee will make a recommendation to the full Board which makes the final determination whether to nominate or appoint the new Director after considering the Nominating and Corporate Governance Committee’s recommendation.

Stockholder Nomination Procedure.  The By-laws provide procedures for stockholders to nominate persons for election as Directors.

Stockholders must provide timely notice of a Director nomination and such nomination must be submitted in writing to the attention of the Corporate Secretary at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. Pursuant to the By-laws, to be timely for the 2011 Annual Meeting of Stockholders, the notice must be delivered to the Corporate Secretary between June 17, 2011 and July 17, 2011. Stockholder nominations must contain, for each person nominated as Director, all information relating to the stockholder nominee as would be required pursuant to the By-laws and the stockholder nominee’s written consent to serve as Director if elected. Stockholder nominations must also state the stockholder’s name and address as they appear on the Company’s books, the class and number of shares of the Company owned by the stockholder, a representation that the stockholder is a holder of record of Class B Common Stock and intends to appear in person or by proxy at such meeting to propose the nomination, and whether such stockholder intends to deliver a proxy statement and form of proxy to a sufficient number of holders of Class B Common Stock to elect such nominee or nominees.

Director candidates recommended by stockholders should meet the director qualifications set forth under the heading “Director Nomination Process.” Director candidates recommended by stockholders who meet these director qualifications will be considered by the Chairman of the Nominating and Corporate Governance Committee, who will present the information on the candidate to the entire Nominating and Corporate Governance Committee. All director candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as any other candidate.

Communication with the Board.  Stockholders play an integral part in corporate governance and the Board ensures that stockholders are kept fully informed through:

•

information provided on the Company’s website www.newscorp.com, including the Company’s annual report which is distributed to all stockholders in connection with distribution of the Company’s proxy statement for its annual meeting of stockholders and which is available to all stockholders on request;

•	reports and other disclosures made to the SEC, NASDAQ and the stock exchanges in Australia and London; and
•	notices and proxy statements of special and annual meetings of stockholders.

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board and its various committees. Stockholders may raise matters of concern at the annual meetings of stockholders. In addition, any stockholder or other interested party wishing to communicate with any Director, any committee of the Board or the Board as a whole, may do so by submitting such communication in writing and sending it by regular mail to the attention of the appropriate party or to the attention of our Lead Director, Sir Roderick I. Eddington, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. This information is also posted on the Company’s website at www.newscorp.com.

Director Evaluation Policy.  The Lead Director and the Nominating and Corporate Governance Committee are responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all Directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Standards of Business Conduct and the Company’s corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During the fiscal year ended June 30, 2010, the Board held six regularly scheduled meetings and 2 special meetings. All of the Directors attended at least 75% of the meetings of the Board held during the period for which he or she has been a Director and the meetings of the committees on which he or she served.

It is the policy of the Board to hold regular executive sessions of the Non-Executive Directors and independent Directors without management present. During the fiscal year ended June 30, 2010, the Non-Executive Directors and independent Directors of the Board held six executive sessions. Sir Roderick Eddington currently serves as Lead Director and presides over such executive sessions.

Directors are encouraged to attend and participate in the Company’s annual meetings of stockholders. At the annual meeting of stockholders held by the Company in October 2009, all of the then serving Directors attended the annual meeting, with the exception of Ms. Bancroft who was not able to travel to the meeting.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised entirely of independent Directors, as currently required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website at www.newscorp.com/corp_gov/bc.html and are available in print to any stockholder requesting a paper copy of these documents from the Corporate Secretary.

Audit Committee.  The Audit Committee consists of Sir Roderick Eddington, who serves as Chairman, and Messrs. Barnes, Knight and Perkins. The Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on the Company’s financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. During the fiscal year ended June 30, 2010, the Audit Committee held six meetings. The Audit Committee’s report required by the SEC rules is included in this proxy under the heading “Report of the Audit Committee.”

The Audit Committee Charter provides that its members shall consist entirely of Directors who the Board determines are “independent” in accordance with the NASDAQ listing rules. The Board determined that each member of the Audit Committee meets the foregoing independence requirements and that each member of the Audit Committee is financially literate in accordance with the NASDAQ listing rules. The Board also determined that Sir Roderick Eddington and Messrs. Perkins and Barnes are “audit committee financial experts” as defined under the SEC rules.

Compensation Committee.  The Compensation Committee consists of Mr. Knight, who serves as Chairman, Sir Roderick Eddington and Messrs. Dinh, Perkins and Thornton. The primary responsibilities of the Compensation Committee are: (i) to review and approve goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO in light of these goals and objectives and to recommend to the Board the compensation of the CEO based on this evaluation; (ii) to consider, recommend and oversee the Company’s incentive compensation plans and equity-based plans and recommend changes in such plans to the

Board as needed, and to exercise all authority of the Board with respect to the administration of such plans, including the granting of awards under the Company’s incentive compensation plans and equity-based plans; (iii) to review and approve compensation, benefits and terms of employment of senior executives who are members of the Company’s Office of the Chairman; (iv) to review the Company’s recruitment, retention, compensation, termination and severance policies for certain senior executives; (v) to review and assist with the development of executive succession plans and to consult with the CEO regarding the selection of senior executives; and (vi) to review the compensation of non-executive directors for service on the Board and its committees and recommend changes in compensation to the Board.

During the fiscal year ended June 30, 2010, the Compensation Committee held five meetings. Pursuant to its charter, the Compensation Committee may delegate its authority to one or more members of the Board or officers of the Company, to the extent permitted by law, as it deems appropriate. The Compensation Committee has delegated to Messrs. K.R. Murdoch, Carey and DeVoe the authority to make awards of restricted stock units within certain prescribed limits to non-executive officers of the Company. Any awards made by Messrs. K.R. Murdoch, Carey or DeVoe pursuant to this authority are reported to the Compensation Committee on an annual basis. Further discussion of the processes and procedures for the consideration and determination of the compensation paid to the named executive officers during fiscal 2010, including the role of our CEO in recommending the amount or form of compensation paid to the named executive officers, other than himself, is found in the section entitled “Compensation Discussion and Analysis” below.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant. During the past several years, including fiscal 2010, the Compensation Committee has retained Deloitte Consulting LLP (“Deloitte Consulting”) to provide advice on a variety of compensation matters as requested by the Compensation Committee. Deloitte Consulting primarily provides advice relating to named executive officer and non-executive director compensation, compensation trends, the design of the Company’s equity incentive plans, and, from time to time, the structure of individual executive employment agreements. The Compensation Committee reviews information provided by Deloitte Consulting to determine the appropriate level and mix of compensation for each of the named executive officers in light of our compensation objectives. The total fees paid to Deloitte Consulting for these services during fiscal 2010 were approximately $423,000.

During fiscal 2010, the Company’s management retained Deloitte Consulting and its affiliates (collectively, “Deloitte”) to provide other services to the Company. These services included tax compliance and consulting for domestic and international operating units, systems implementation assistance, operational consulting, internal audit assistance and due diligence. The total amount paid for such services (excluding the services as consultant to the Compensation Committee as discussed above) to Deloitte during fiscal 2010 was approximately $26.2 million. Deloitte was engaged directly by management to provide these other services and, accordingly, Deloitte’s engagement for these other services was not formally approved by the Board or by the Compensation Committee.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Mr. Dinh, who serves as Chairman, and Messrs. Cowley, Hurd, Perkins and Thornton. Mr. Hurd will not serve as a director after the Annual Meeting, and, accordingly, will not be a member of the Nominating and Corporate Governance Committee after the Annual Meeting. The responsibilities of the Nominating and Corporate Governance Committee are: (i) to review the qualifications of candidates for Director suggested by Board members, stockholders, management and others in accordance with criteria recommended by the Nominating and Corporate Governance Committee and approved by the Board; (ii) to consider the performance of incumbent Directors in determining whether to nominate them for re-election; (iii) to recommend to the Board a slate of nominees for election or re-election to the Board at each annual meeting of stockholders; (iv) to recommend to the Board candidates to be elected to the Board as necessary to fill vacancies and newly created directorships; and (v) to advise and make recommendations to the Board on corporate governance matters. The Nominating and Corporate Governance Committee also makes recommendations to the Board as to determinations of Director independence and conducts an annual self-evaluation for the Board. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended June 30, 2010.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending June 30, 2011. E&Y has audited the books and records of the Company since the fiscal year ended June 30, 2002. A representative of E&Y is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2011.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. Accordingly, the Audit Committee has appointed E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee of all services provided by E&Y. These pre-approval procedures are described below under “Audit Committee Pre-Approval Policies and Procedures.”

The description of the fees for professional services rendered to the Company and its subsidiaries by E&Y for the fiscal years ended June 30, 2010 and June 30, 2009 is set forth below.

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$17,220,000	$17,304,000
Audit-Related Fees(2)	$1,691,000	$1,335,000
Tax Fees(3)	$15,752,000	$12,474,000
All Other Fees(4)	$31,000	$70,000

Total Fees	$34,694,000	$31,183,000

(1)	Audit fees include: fees rendered in connection with the annual audit of the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2010 and June 30, 2009; the audit of internal control over financial reporting as of June 30, 2010 and June 30, 2009 (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”)); statutory audits required internationally; reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s statutory and regulatory filings; and other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Audit-related fees principally relate to employee benefit plan audits, due diligence related to mergers and acquisitions, audits of entities to be sold, accounting consultations, agreed-upon procedure reports, reports on internal controls over certain distribution services provided to third parties and other services related to the performance of the audit or review of the Company’s consolidated financial statements.
(3)	Tax fees include fees for tax compliance and tax consultations for domestic and international operating units.
(4)	All other fees principally consist of services relating to an operational compliance review at one of the Company’s operating divisions and E&Y training seminars in the fiscal year ended June 30, 2010, and assistance with a process improvement assessment and E&Y training seminars in the fiscal year ended June 30, 2009.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and certain other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for tax services would exceed total fees for audit and audit-related services in any given fiscal year. The policy also provides that the Audit Committee can delegate pre-approval authority to any member of the Audit Committee provided that the decision to pre-approve is communicated to the full Audit Committee at its next meeting. The Audit Committee has delegated this responsibility to the Chairman of the Audit Committee. Management has also implemented internal procedures to ensure compliance with this policy. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended June 30, 2010 and June 30, 2009 have been pre-approved by the Audit Committee in accordance with these policies and procedures. The Audit Committee also reviewed the non-audit services provided by E&Y during the fiscal years ended June 30, 2010 and June 30, 2009, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

PROPOSAL NO. 3

RE-APPROVAL OF THE MATERIAL TERMS UNDER THE NEWS CORPORATION 2005

LONG-TERM INCENTIVE PLAN FOR PAYMENT OF PERFORMANCE-BASED COMPENSATION FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

The Board recommends that stockholders re-approve the material terms under the News Corporation 2005 Long-Term Incentive Plan, as amended (the “LTIP”) for payment of performance-based compensation. The purpose of asking stockholders to re-approve the material terms under the LTIP is in order to ensure that certain incentive awards granted under the LTIP qualify as tax-deductible performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code. Stockholders are not being asked to approve any amendment to the LTIP or to re-approve the LTIP in its entirety.

Section 162(m) places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to a “covered employee,” which for purposes of Section 162(m), means any person who as of the last day of the fiscal year is the chief executive officer or one of the Company’s three highest compensated executive officers (other than the chief financial officer) as determined under SEC rules. Pursuant to the conditions set forth under Section 162(m), however, qualified performance-based compensation is excluded from this limitation. One of the conditions requires stockholder approval every five years of the material terms of the performance-based compensation in the LTIP under which the compensation will be paid. The Company’s stockholders previously approved the LTIP and its material terms at a special meeting of stockholders in 2005. Therefore, at the 2010 Annual Meeting, the Company is asking stockholders to re-approve the material terms for the payment of performance-based compensation under the LTIP.

For purposes of Section 162(m), the material terms of the performance-based compensation include (i) the employees eligible to receive compensation under the LTIP, (ii) a description of the business criteria on which the performance goal(s) is based and (iii) the maximum award that can be paid to an employee as performance-based compensation. Each of these aspects of the LTIP is discussed below.

Eligibility and Participation

The administrator for the LTIP is the Company’s Board or the Compensation Committee. Subject to certain limitations, the Committee may delegate its authority under the LTIP to one or more members of the Committee or one or more officers or other designees of the Company. All directors, executive officers and employees of the Company and its subsidiaries or a consultant or advisor currently providing services to the Company or its subsidiaries are eligible to receive awards under the LTIP. As of June 30, 2010, the Company had approximately 51,000 employees.

Performance Goals

Under the LTIP, the Compensation Committee may grant incentive awards to covered employees based upon the attainment of performance targets, during a performance period determined by the Compensation Committee, related to one or more of the following performance goals, on a generally accepted accounting principles (“GAAP”) or non-GAAP basis (the “162(m) Performance Goals”): Net income, adjusted net income, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted EBITDA, OIBDA (Operating Income Before Depreciation and Amortization), adjusted OIBDA, operating income, adjusted operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, adjusted earnings per share, revenue, net revenue, operating revenue, total stockholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. The 162(m) Performance Goals may be based on objectives related to individual performance, Company performance, or the performance of an affiliate, subsidiary, division, department, region, function or business unit. The 162(m)

Performance Goals may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a 162(m) Performance Goal may be measured relative to selected peer companies or a market index.

Maximum Award

The maximum amount of incentive awards intended to qualify for the Section 162(m) exception that may be awarded to any covered employee during any performance period of at least one year is $25 million for awards denominated in cash and three million shares of Class A Common Stock for awards denominated in shares of Class A Common Stock (subject to adjustment) which includes awards whose value is measured in the value of shares of Class A Common Stock but are payable in cash.

Plan Benefits

No awards made under the LTIP have been made subject to stockholder re-approval of the material terms for the payment of performance-based compensation under the LTIP at the 2010 Annual Meeting. The amounts of awards that may be granted under the LTIP in the future are not determinable, as the Compensation Committee or its designee will make these determinations in its discretion in accordance with the terms of the LTIP. For an understanding of the size and structure of these awards in the past, please see the amounts of bonuses paid to the named executive officers for 2010 under the LTIP in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the “Executive Compensation” section herein.

Amendment

The Board may at any time alter, amend, suspend or terminate the LTIP, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the NASDAQ rules, and no termination, suspension, alteration or amendment may materially adversely alter or affect the terms of any then outstanding awards without the consent of the affected participant.

Board Recommendation

The Board believes that it is in the best interests of the Company and its stockholders to enable the Company to implement compensation arrangements that qualify as tax-deductible, performance-based compensation in the LTIP. The Board is therefore recommending that stockholders re-approve, for Section 162(m) purposes, the material terms for the performance-based compensation set forth above. However, stockholder approval of the LTIP is one of several requirements under Section 162(m) that must be satisfied for awards under the LTIP to qualify for the “performance-based” compensation exemption. Nothing in this proposal precludes the Company or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Stockholders are not being asked to approve any amendment to the LTIP or to re-approve the LTIP itself. This proposal and the foregoing description addresses limited aspects of the LTIP, primarily the material terms of awards of performance-based compensation, that may apply to a grant of incentive awards (including annual incentive bonuses). This description is qualified in its entirety by the full text of the LTIP, as amended, which can be found as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2005 and as Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed with the SEC on August 23, 2007, and such exhibits are incorporated herein by reference.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RE-APPROVAL OF THE MATERIAL TERMS UNDER THE NEWS CORPORATION 2005 LONG-TERM INCENTIVE PLAN FOR PAYMENT OF PERFORMANCE-BASED COMPENSATION PURSUANT TO SECTION 162(m) OF THE CODE.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL CONCERNING

THE ESTABLISHMENT OF A HUMAN RIGHTS COMMITTEE

Mr. Jing Zhao, 160 Maidenhair Ct., San Ramon, CA 94582, who is the owner of 260 shares of Class B Common Stock, has given notice that he intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which the Company accepts no responsibility, is set forth below:

Whereas, mindful of the misuse of media and information by the Chinese government to monitor media, to restrict and manipulate information, and to arrest and severely punish Chinese people for expressing and exercising their free speech and free association rights (for example, I was born in Beijing and graduated from Tsinghua University; I was deprived of Chinese citizenship in 1996 without any document because I refused to publish a “self-criticism” at People’s Daily),

Whereas, recognizing the responsibilities and obligations that these major abuses of human rights place on News Corporation doing business in China in ways that could contribute to these abuses, and,

Whereas, taking into account the fact that U.S. laws prohibit the involvement and support of U.S. companies in major human rights abuses taking place in foreign nations (specifically in China),

Therefore, be it resolved that the following proposal be adopted by News Corporation: News Corporation will establish a Human Rights Committee with the responsibility to review and approve all policies and actions taken by the Company that might affect human rights observance in countries where it does business, or where its products and technologies are being used. This Committee will include high-level officials of News Corporation and respected outside human rights experts who are in a position to help News Corporation understand the human rights impacts of their activities abroad (especially in China), and frame approaches that will assure that News Corporation does not contribute to human rights abuses by foreign governments.

The Board’s Statement in Opposition to Proposal No. 4

The Board recommends that stockholders vote against this Proposal No. 4 as it has determined that the establishment of a committee with the sole focus of human rights is not warranted and is not in the best interests of the Company or its stockholders.

The Company and the Board have deep respect and appreciation for the importance of human rights issues and take the Company’s responsibilities as a good corporate citizen seriously, as the promotion of creativity, free expression and access to information are at the core of the Company’s business. As a diversified global media company, News Corporation devotes significant resources to the creation and distribution of compelling content, aiming to make it available to everyone. The Company has been a leader in bringing content to underserved or ignored regions and populations around the globe, and is proud that its news outlets frequently report on regions under authoritarian regimes and cover a broad range of human rights topics.

The Company does not believe that a separate committee focused on human rights is necessary to further enhance the Company’s commitment to human rights and freedom of expression issues. The geographic scope and diversity of the Company’s businesses are extensive. Our business leaders, with their knowledge of the Company’s business operations and the legislative and regulatory landscape of the countries in which they operate, are in the best position to assess and make informed judgments as to the practices and policies that are most likely to ensure that we act consistently with our responsibilities as a good corporate citizen. The Company and the Board believe it is essential to embed corporate ethics and human rights values in its management and employees on an ongoing basis, and those values then inform the business judgments that are made on a day-to-day basis.

For these reasons, the Board recommends a vote “AGAINST” this Proposal 4.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL CONCERNING THE ESTABLISHMENT OF A HUMAN RIGHTS COMMITTEE.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL CONCERNING SHAREHOLDER SAY ON EXECUTIVE PAY

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, who is the owner of 2,000 shares of Class B Common Stock, has given notice that he intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy rules, the proposal and supporting statements, for which the Company accepts no responsibility, is set forth below:

RESOLVED, that shareholders request our Board of Directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the pay of the named executive officers (NEOs) set forth in the proxy statement’s Summary Compensation Table (SCT) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

The merit of this Executive Pay proposal should be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status including executive pay issues:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “F” in governance with “Very High Governance Risk Assessment,” “High Concern” in takeover defenses and “Very High Concern” in executive pay—$19 to $23 million each for Rupert Murdock (sic), Peter Chernin and Roger Ailes. Only 35% of CEO pay was incentive-based.

Five of our directors each received more than 24% in withheld-votes: Andrew Knight, John Thornton, Thomas Perkins, Viet Dinh and Roderick Eddington, our Lead Director. Directors who receive more than 24% in withheld-votes were assigned to 10 of the 14 seats on our most important board committees.

Three directors had relationships with our company which could compromise their independence: Lachlan Murdoch, Mark Hurd and Natalie Bancroft. Five of our directors were employees—Independence concern. Seven directors owned zero stock—Commitment concern: Chase Carey, David DeVoe, John Thornton, Jose Maria Aznar, Kenneth Cowley, Peter Barnes and Roderick Eddington.

Seven directors had 14 to 31 years of long-tenure—This may be an indicator of poor succession planning and board entrenchment. We had 16 directors—Unwieldy board concern. Our board was the only significant directorship for 9 of our 16 directors. This could indicate a significant lack of current transferable director experience for the majority of our directors.

Only holders of Class B Common Stock were entitled to vote on all matters at the annual meeting. Holders of Class A Common Stock were not entitled to vote on any matters. We had no shareholder right to an independent Board Chairman, to use cumulative voting, to elect directors by a majority vote or comprehensive simple majority voting. The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Shareholder Say on Executive Pay—Yes on 5.

The Board’s Statement in Opposition to Proposal No. 5

The Board recommends that stockholders vote against this Proposal No. 5. On July 21, 2010, the President of the United States signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that requires public companies to provide advisory votes on executive compensation at least once every three years. The Dodd-Frank Act will become effective for the Company for its proxy statement for the annual meeting of stockholders to be held in 2011. At that time, the Company will be required to present a proposal to its stockholders for a non-binding stockholder vote to approve the compensation of the Company’s named executive officers. Stockholders will also have the opportunity to vote, at least once every six years, to determine whether this say-on-pay advisory vote should be held every one, two or three years. In light of the recent legislation that will require the Company to submit say-on-pay advisory votes to its stockholders, the Board recommends a vote “Against” Proposal 5.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL CONCERNING SHAREHOLDER SAY ON EXECUTIVE PAY.

EXECUTIVE OFFICERS OF NEWS CORPORATION

The executive officers of the Company at June 30, 2010 are set forth in the table below. Each holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or at other meetings of the Board as appropriate.

Name	Age	Position with the Company
K. Rupert Murdoch(1)	79	Chairman and Chief Executive Officer
Chase Carey	56	Deputy Chairman, President and Chief Operating Officer
James R. Murdoch(1)	37	Director, Chairman and Chief Executive, Europe and Asia
David F. DeVoe	63	Director, Senior Executive Vice President and Chief Financial Officer
Roger Ailes	70	Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network and Chairman of Fox Television Stations and Twentieth Television
Lawrence A. Jacobs	55	Senior Executive Vice President and Group General Counsel

(1)	Mr. K.R. Murdoch, is the father of Mr. J.R. Murdoch and Mr. L.K. Murdoch, a Director. Messrs. J.R. Murdoch and L.K. Murdoch are brothers. None of the other executive officers of the Company is related to any other executive officer or Director of the Company by blood, marriage or adoption.

Information concerning Messrs. K.R. Murdoch, Carey, J. R. Murdoch and DeVoe can be found under the heading “Election of Directors.”

Roger Ailes has been Chairman and Chief Executive Officer of FOX News Channel since 1996, Chairman of Fox Television Stations and Twentieth Television since 2005 and Chairman and Chief Executive Officer of FOX Business Network since 2007. Prior to joining the Company, Mr. Ailes was President of CNBC from 1993 to 1996 and served as President of America’s Talking, an information talk channel that later became MSNBC.

Lawrence A. Jacobs has been a Senior Executive Vice President and Group General Counsel of the Company since 2005. Mr. Jacobs served as the Company’s Deputy General Counsel from 1996 to 2004, as Executive Vice President from 2001 to 2004 and as Senior Vice President from 1996 to 2001. Mr. Jacobs has served as a Director of NDS since 2005. Mr. Jacobs has been a member of the Bar of the State of New York since 1982.

SECURITY OWNERSHIP OF NEWS CORPORATION

The following table sets forth the beneficial ownership of both Class A Common Stock and Class B Common Stock as of August 17, 2010 for the following: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class B Common Stock; (ii) each member of the Board; (iii) each named executive officer (as identified under “Executive Compensation and Other Information”) of the Company; and (iv) all Directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Option Shares(3)	Percent of Class(4)
Name(2)	Non-Voting Class A Common Stock	Voting Class B Common Stock(5)	Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock(5)
Murdoch Family Trust(6) c/o McDonald Carano Wilson LLP 100 W. Liberty Street 10th Floor Reno, NV 89501	57,000	306,623,480	0	*	38.4%

HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud(7) c/o Kingdom Holding Company Kingdom Centre—Floor 66 P.O. Box Riyahd, 11321 Kingdom of Saudi Arabia	0	56,237,915	0	0	7.0%

K. Rupert Murdoch(8)	8,843,174	317,290,709	0	*	39.7%
Roger Ailes	35,852	0	500,000	*	*
José María Aznar	4,350	0	0	*	0
Natalie Bancroft	0	5,000	0	0	*
Peter L. Barnes	7,959	0	0	*	0
Chase Carey(9)	85,520	0	0	*	0
Kenneth E. Cowley AO	80,723	5	12,000	*	*
David F. DeVoe	8,160	0	130,000	*	0
Viet Dinh	0	1,010	0	0	*
Sir Roderick I. Eddington	134,770	0	18,000	*	0
Mark Hurd	0	17,000	0	0	0
Andrew S.B. Knight(10)	19,623	78,657	18,000	*	*
James R. Murdoch(11)	3,998,580	1,644	80,000	*	*
Lachlan K. Murdoch	456	5,857	300,000	*	*
Thomas J. Perkins	6,000	21,750	18,000	*	*
Stanley S. Shuman(12)	332,515	60,996	18,000	*	*
Arthur M. Siskind	33,226	10,934	250,000	*	*
John L. Thornton	0	0	0	0	0
All current Directors and executive officers as a group (19 members)	13,746,118	317,493,562	1,563,400	*	39.8%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A Common Stock or Class B Common Stock, as applicable, on August 17, 2010.
(1)	This table does not include, unless otherwise indicated, any shares of Class A Common Stock or any shares of Class B Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various Directors and officers serve as directors or trustees.

(2)	The address for all Directors and executive officers of News Corporation is c/o News Corporation, 1211 Avenue of the Americas, New York, New York 10036.
(3)	The number of option shares reported reflects the number of option shares currently exercisable or that become exercisable within 60 days following August 17, 2010.
(4)	Applicable percentage of ownership is based on 1,826,344,288 shares of Class A Common Stock and 798,520,953 shares of Class B Common Stock outstanding as of August 17, 2010, together with the exercisable stock options, for such stockholder or group of stockholders, as applicable. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of August 17, 2010 are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(5)	Beneficial ownership of Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of Class B Common Stock represents both sole voting and sole investment power.
(6)	Beneficial ownership of the Class A Common Stock is as of November 10, 2008 as reported on Form 4 filed with the SEC on November 13, 2008. Beneficial Ownership of Class B Common Stock is as of December 31, 2008, as reported on Schedule 13G/A filed with the SEC on February 17, 2009. Cruden Financial Services LLC, a Delaware limited liability company (“Cruden Financial Services”), the corporate trustee of the Murdoch Family Trust, has the power to vote and to dispose or direct the vote and disposition of the reported Class B Common Stock. In addition, Cruden Financial Services has the power to exercise the limited vote and to dispose or direct the limited vote and disposition of the reported Class A Common Stock. As a result of Mr. K.R. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Some of the Murdoch Family Trust’s shares of the Class A Common Stock and Class B Common Stock are pledged from time to time to secure lines of credit with certain banks.
(7)	Beneficial ownership of Class B Common Stock is as of December 31, 2009 as reported on Schedule 13G/A filed by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (“HRH”) on February 4, 2010. Based on the Schedule 13G/A, 8,015,203 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-134, Ltd. (“KR-134”) and 48,222,712 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-146, Ltd. (“KR-146”). KR-134 and KR-146 are wholly-owned subsidiaries of Kingdom 5-KR-11, Ltd. (“KR-11”), which is wholly-owned by Kingdom Holding Company (“KHC”). HRH, as the majority shareholder of KHC, has the power to elect a majority of the directors of KHC and, through this power, has the power to appoint a majority of the directors of KR-11, and in turn, KR-11, as sole shareholder of KR-134 and KR-146, has the power to appoint a majority of the directors of KR-134 and KR-146. Accordingly, for purposes of Regulations 13D-G under the Exchange Act, HRH can indirectly control the disposition and voting of the shares of Class B Common Stock held by KR-134 and KR-146.
(8)	Beneficial ownership reported includes 57,000 shares of Class A Common Stock and 306,623,480 shares of Class B Common Stock beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership reported also includes 37,402 shares of Class A Common Stock and 10,646,571 shares of Class B Common Stock held by the K.R. Murdoch 2004 Revocable Trust of which Mr. K.R. Murdoch holds a beneficial and trustee interest. Beneficial ownership reported also includes 4,800 shares of Class A Common Stock and 4,540 shares of Class B Common Stock held by certain members of Mr. K.R. Murdoch’s family. Beneficial ownership also includes 8,729,432 shares of Class A Common Stock held by the GCM Trust that is administered by independent trustees for the benefit of Mr. K.R. Murdoch’s minor children. Mr. K.R. Murdoch, however, disclaims beneficial ownership of such shares.
(9)	Beneficial ownership reported includes 85,520 shares of Class A Common Stock held by the Charles G. Carey 2002 Trust of which Mr. Carey holds a beneficial and trustee interest.
(10)	Beneficial ownership reported includes 19,623 shares of Class A Common Stock and 78,657 shares of Class B Common Stock held by trusts that are administered by independent trustees for the benefit of Mr. Knight and certain members of his immediate family.

(11)	Beneficial ownership reported includes 3,055,301 shares of Class A Common Stock held by the JRM Family Trust which is administered by an independent trustee for the benefit of Mr. J.R. Murdoch and his immediate family.
(12)	Mr. Shuman is a Director Emeritus.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Board is responsible for (i) developing an effective compensation philosophy, (ii) establishing, implementing and monitoring the usefulness of the Company’s compensation programs, (iii) approving the elements of compensation awarded to the executive officers named in the Summary Compensation Table, and (iv) overseeing and reviewing our executive incentive and equity-based compensation plans. Throughout this proxy statement, we refer to the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2010, as well as the other individuals included in the Summary Compensation Table on page 43 as the “named executive officers.”

In fiscal 2010, the United States and global economies continued to struggle through a period of economic uncertainty. However, despite these challenges, we reported solid results for fiscal 2010 with net income for the full year of $2.5 billion. We recognized these accomplishments in authorizing the payouts to our named executive officers for fiscal 2010 discussed later in this CD&A.

During fiscal 2010, the Compensation Committee conducted its annual review of the Company’s executive compensation program to ensure that it provides appropriate incentives and rewards based upon the Compensation Committee’s compensation philosophy. The Compensation Committee concluded that while the executive compensation programs that were in place during fiscal 2010 operated as intended when initially designed and implemented, in light of the effect that the current economic conditions have had on executive compensation and to tie our executive compensation more closely to sustained long-term performance, changes should be made to the Company’s executive compensation programs beginning for fiscal 2011 for four of our named executive officers. These changes are more fully described below and include the following.

•

Stronger pay-for-performance model.  The Compensation Committee adjusted the compensation packages of three of our named executive officers to increase the total portion of the compensation opportunity that is performance-based. The Company and Chase Carey, the Company’s Deputy Chairman, President and Chief Operating Officer, agreed to amend his employment agreement to adjust significantly the pay mix of his total compensation by reducing his salary by 50%, reducing his annual incentive target by 20%, and increasing his long-term incentive target by a corresponding amount.

•

Increased focus on long-term growth.  The Compensation Committee significantly redesigned the long-term incentive awards granted to four of our named executive officers so that awards will be paid based upon the achievement of pre-set, three-year performance objectives to include adjusted EPS growth, adjusted Free Cash Flow growth and Total Shareholder Return. We believe these to be critical to the Company’s long-term creation of value. Payment of the long-term equity awards will also reflect the change in value of the Company’s Class A Common Stock over the three-year performance period.

•

Diversify performance metrics.  The Compensation Committee introduced quantitative and qualitative factors as the targets for the annual bonuses. Combined with the long-term incentive performance metrics described above, this significantly reduces the reliance on a single metric. This change will enable the Compensation Committee to consider individual and group contributions to our operational and financial performance.

The Compensation Committee believes that this new compensation framework will enhance the effectiveness of the Company’s compensation programs for its named executive officers. The Compensation Committee will continue to monitor trends and developments to ensure that the Company’s executive compensation programs provide sufficient incentives and rewards and remain competitively positioned for executive talent.

Compensation Philosophy

Our strategy and goal of creating long-term growth and value for stockholders drives our philosophy and how we design executive compensation programs and practices.

Our executives lead and manage one of the world’s leading media companies in a fast-changing, competitive environment, and their responsibilities span operations around the world. These executives are critical to the value we create for our stockholders.

Our compensation philosophy aims to achieve the following:

•	Provide a compensation program that drives performance;
•	Ensure our compensation policies and practices support both annual and long-term growth for shareholders; and
•	Structure compensation packages to attract, retain and motivate the top executive talent necessary for the Company’s success today and in the future.

In designing compensation programs for our named executive officers, the Compensation Committee is guided by the following objectives:

•

Our compensation programs should incorporate a mix of fixed and performance-based compensation in the form of base salary, performance-based annual and long-term incentives, retirement and other benefit programs (as described below) to enable us to attract the highest quality talent to the Company.

•	Our individual pay decisions should consider industry trends and the executive’s performance, contributions, breadth and complexity of the role, and individual skills.
•	Our compensation programs should be communicated and implemented as clearly, specifically and transparently as possible.
•	Our incentive programs should respond to unique market requirements and provide a strong link between pay and performance.

How Executive Compensation Decisions Are Made

Role of Executive Officers and Management in Compensation Decisions

The Compensation Committee makes all pay decisions related to the named executive officers. At the Compensation Committee’s request, the CEO and COO present individual pay recommendations to the Committee for the other named executive officers. The CEO’s and COO’s pay recommendations are informed by their assessments of individual contributions, achievement of specified performance objectives and other factors. These recommendations are then considered by the Compensation Committee with the advice of its consultant, Deloitte Consulting. The CEO and COO do not participate in the Compensation Committee’s deliberations or decisions with regard to their own compensation. In addition, members of our senior management team keep informed of developments in compensation and benefits matters and participate in the gathering and presentation of facts related to these matters as requested by the Compensation Committee.

Role of Compensation Consultant

In fiscal 2010, the Committee retained the services of an external compensation consultant, Deloitte Consulting (“Deloitte”), to advise the Committee in its review of its named executive officer and non-executive director compensation practices, compensation trends, the design of the Company’s incentive plans for its named executive officers, and, from time to time, the structure of individual executive employment agreements. The Compensation Committee reviews information provided by Deloitte when determining the appropriate level and mix of compensation for each of the named executive officers in light of our compensation objectives.

Use of Information on Industry Trends

In order to attract and retain the best talent, our executives’ compensation packages must remain competitive. Although the Company does not use “benchmarks” with respect to individual compensation levels, the Compensation Committee annually reviews the compensation practices of a group of our peer companies, consisting of other publicly-traded international media companies and other comparably sized Standard & Poor’s 500 companies, as well as evolving market practices, to ensure that it remains informed of current practices when making compensation decisions. The Compensation Committee considers the compensation practices of our peer companies but, because of the complex mix of industries and markets in which the Company operates, it does not use peer group data to base, justify or provide a framework for compensation decisions. The Compensation Committee also does not target any element of compensation or total compensation to a specific range within the peer group. Rather, it uses peer group data to obtain a general understanding of current compensation practices. The Compensation Committee’s goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. The Compensation Committee retains flexibility within the compensation program in order to respond to and adjust for specific circumstances and our evolving business environment.

Review of Internal Pay Parity

The Compensation Committee has determined that internal pay parity is critical to ensuring fairness and encouraging a collaborative team effort among the named executive officers. Accordingly, the Compensation Committee’s decisions concerning named executive officer compensation include a careful review of each named executive officer’s pay components and levels relative to other named executive officers with respect to role, seniority and/or levels of responsibility. In addition, the Compensation Committee has determined that it is appropriate to provide the same type of performance-based compensation opportunities to each of the named executive officers, with the exception of Mr. Ailes whose responsibilities are focused on certain of the Company’s cable and television operations.

Elements of Our Named Executive Officers’ Compensation Packages for Fiscal 2010

The key elements of our executive compensation program for our named executive officers generally consist of base salary, performance-based compensation, other bonus compensation, long-term equity awards and retirement benefits. The named executive officers also receive certain perquisites, but such perquisites are not a key element of compensation. The chart below illustrates why the Compensation Committee chooses to pay each element of compensation by showing how each element of compensation fulfills our four compensation objectives discussed above:

Element of Compensation	Attraction	Motivation		Alignment with Stockholder Interests	Retention
		Short-Term	Long-Term
Base Salary	X				X
Performance-Based Compensation	X	X	X	X	X
Other Bonus Compensation	X	X			X
Long-Term Equity Awards	X	X	X	X	X
Retirement Benefits	X				X

When making individual executive compensation decisions, the Compensation Committee considers such characteristics as the named executive officer’s leadership and management expertise, performance history, the complexity of the position and responsibilities, growth potential, term of service with the Company, reporting structure and internal parity considerations. The Compensation Committee also takes into account certain other market factors, such as, among others, the significance that our industry and geographic markets (particularly New York City, Los Angeles and London) play in the Company’s ability to attract and retain talent. In determining the amount of total compensation, the Compensation Committee considers both currently paid compensation and the opportunity for future compensation, as well as the mix of cash and equity-based compensation.

In fiscal 2010, our named executive officers were Messrs. K. Rupert Murdoch, Chase Carey, James R. Murdoch, David F. DeVoe and Roger Ailes. Messrs. K.R. Murdoch, J.R. Murdoch, DeVoe and Ailes have served the Company or its subsidiaries or affiliates for 58, 14, 27 and 14 years, respectively. Mr. Carey rejoined the Company in July 2009 as Deputy Chairman, President and Chief Operating Officer after serving as the Chief Executive Officer of DIRECTV (in which the Company had a significant equity interest until February 2008), for the preceding six years. Mr. Carey has served in a variety of leadership positions within the Company and with its affiliates for over 21 years. The depth of each of the named executive officer’s institutional knowledge, the breadth and continuity of their experience and their superior leadership talents have been instrumental and invaluable in making News Corporation one of the pre-eminent international media companies.

Messrs. Carey, DeVoe and Ailes are each a party to a negotiated employment agreement. (For a detailed description of Messrs. Carey’s, DeVoe’s and Ailes’s employment agreements, please see the section entitled “Employment Agreements,” as well as the sections entitled “Employment Agreement for Chase Carey” and “Employment Agreement for David F. DeVoe.”) Messrs. K.R. Murdoch and J.R. Murdoch do not have employment agreements, and their compensation is determined and approved by the Compensation Committee. The level of compensation contractually agreed upon and/or approved by the Compensation Committee reflects, among other factors, the scope and nature of their individual responsibilities, past performance, internal pay parity considerations and retention considerations at the time those agreements were entered into. The compensation package of each of the named executive officers does not necessarily contain each of the elements of compensation mentioned above. Instead, the Compensation Committee creates a compensation package for each of the named executive officers that contains a mix of compensation elements that it believes best addresses his particular responsibilities and that will best achieve our overall compensation objectives.

The Compensation Committee annually reviews and analyzes the nature and amounts of all elements of each named executive officer’s total compensation package, both separately and in the aggregate, to ensure that total compensation is competitive within the marketplace, that each named executive officer’s compensation is linked to performance and that an appropriate balance is maintained in focusing different elements of compensation on both the short-term and long-term performance of the Company. The Compensation Committee also reviews the amount of each named executive officer’s equity-based interest in the Company. Any future compensation decisions by the Compensation Committee for the named executive officers are made in the context of this review.

Base Salary

The basic element of compensation needed to attract and retain an employee in any organization is base salary. Base salary is the fixed element of a named executive officer’s annual cash compensation, and serves as a baseline measure of the named executive officer’s value to the Company and the foundation upon which the types and amounts of other elements of compensation for the named executive officer is based.

The respective employment agreements of Messrs. Carey, DeVoe and Ailes provide for a specified or minimum base salary. At the time each of these employment agreements was entered into, the Compensation Committee established each named executive officer’s base salary in the context of the nature of the named executive officer’s particular position, the responsibilities associated with that position, length of service with the Company, his experience, expertise, knowledge and qualifications, market factors, retention factors, our CEO’s and COO’s recommendation (with the exception of their own base salaries) and the Company’s overall compensation philosophy.

The Compensation Committee reviews annually the base salary of each of the named executive officers, subject to the terms of any applicable employment agreements. Base salary may be adjusted if the Compensation Committee determines that an adjustment is warranted or that a different mix of compensation elements may more appropriately compensate the individual named executive officer in light of the Company’s compensation objectives. The factors considered by the Compensation Committee when determining adjustments in base salary include: past performance; the assumption by the named executive officer of any additional responsibilities; retention considerations; market factors; internal parity considerations; and the CEO’s and COO’s recommendations (with the exception of their own base salaries).

There have been no base salary changes for Messrs. K.R. Murdoch, DeVoe or Ailes since fiscal 2007.

Performance-Based Compensation

The named executive officers have a direct influence on our operations and strategy. The Compensation Committee believes that a significant portion of a named executive officer’s total compensation opportunity should be “at risk” based upon the Company’s performance to foster a performance-driven, pay-for-performance culture that aligns our named executive officers’ interests with those of our stockholders and rewards the named executive officers for superior results. Performance-based measures are chosen which the Compensation Committee believes will incentivize an executive to drive operating results in the short-term, as well as drive sustainable and profitable growth in order to create long-term value for our stockholders.

Since fiscal 2005, and including fiscal 2010, the Compensation Committee used a methodology that based the performance-based compensation of the named executive officers (with the exception of Mr. Ailes) on the Company’s year-over-year change in adjusted earnings per share (“EPS Bonus”). When our performance-based compensation program was initially designed, earnings per share (“EPS”) was chosen as the sole performance metric because the Compensation Committee believed that EPS was a significant factor in how our stockholders and analysts evaluated the performance of both the Company and our management. In addition, the Compensation Committee believed that EPS was a performance metric that aligned the interests of these named executive officers with those of our stockholders and that continued growth in EPS year-over-year would lead to long-term improvement in return on investment for our stockholders through an increase in the market value of our shares over time. As discussed in greater detail below under “New Compensation Framework”, the Compensation Committee has determined that commencing in fiscal 2011 performance-based compensation will be based on a more diverse set of metrics that it believes will tie our executive compensation more closely to sustained long-term performance.

For the named executive officers (other than Mr. Ailes) who have responsibility for our overall business operations and strategy, the Compensation Committee determined that in fiscal 2010 their performance-based compensation, which can potentially be the most significant portion of the named executive officer’s total compensation, should be based on growth in adjusted EPS. The methodology used for fiscal 2010 involved the following calculation:

•	Determination of the prior fiscal year’s adjusted EPS;
•	Determination of the current fiscal year’s adjusted EPS; and
•	Calculating the percentage change in adjusted EPS.

Adjusted EPS takes into account specific events that may distort the Company’s performance in a specific performance period. The adjustments made reflect the elimination of the net income effect of the following items:

•	Non-cash intangible asset impairment charges and write-downs on investments to realizable values;
•	Gains or losses on the sale or other disposition of businesses or investments;
•	Items classified as “extraordinary items”;
•	The impact of changes in accounting in the fiscal year of such change (with the intent being to measure adjusted EPS in each fiscal year on the same bases of accounting);
•	Costs of material business restructurings, reorganizations and relocations; and
•	Gains and losses from capital and debt issuances and retirements.

In this manner, executives would not be unduly influenced in their decision-making, because they would neither benefit nor be penalized as a result of certain unanticipated and uncontrollable events that may positively or negatively affect EPS in the short term.

The Compensation Committee determined a pre-established range of the percentage change in adjusted EPS calculation with corresponding EPS Bonus payment levels for each of Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe. Although this methodology is based upon adjusted EPS on an annual basis, the fact that this EPS Bonus framework has been in place over multiple years has encouraged the participating named executive officers to look to the long-term performance of the Company. The EPS Bonus ranges are the same for each of Messrs. K.R. Murdoch and Carey. Based on the percentage change in adjusted EPS calculation, in a particular fiscal year Messrs. K.R. Murdoch and Carey could receive an EPS Bonus of between $0 and $25 million, Mr. J.R. Murdoch could receive an EPS Bonus of between $0 and $12.5 million and Mr. DeVoe could receive an EPS Bonus of between $0 million and $7 million. Pursuant to the terms of Mr. Carey’s employment agreement, his EPS Bonus for the fiscal year ended June 30, 2010 (the first year of his employment) can be no less than $5 million. The annual EPS Bonuses are awarded following the Compensation Committee’s certification that the performance goals upon which these EPS Bonuses are based have been attained. For additional information on these ranges and the EPS Bonuses, see footnote (a) to the Grants of Plan-Based Awards Table below.

The Compensation Committee determined to pay Mr. K.R. Murdoch’s EPS Bonuses in cash in all fiscal years as he is a significant stockholder of the Company and, in light of his long history with the Company, it believed that his interests were already significantly aligned with those of our stockholders and that it is unlikely that he will leave the Company during his working career. The Compensation Committee determined to pay the first $5 million, $3.5 million and $3 million of any EPS Bonus earned by Messrs. Carey, J.R. Murdoch and DeVoe, respectively, in fiscal 2010 in cash, with any remainder of such bonus to be paid one-half in cash and one-half in time-vested, cash-settled RSUs. The RSUs further align the named executive officers’ interests with those of our stockholders. Any portion of the EPS Bonus paid in cash must be paid no later than ninety days after the applicable fiscal year end or within ten days after the Company’s earnings for the applicable fiscal year are publicly released. If any portion of the EPS Bonus is paid in cash-settled RSUs, the number of cash-settled RSUs awarded is determined by dividing the amount of any EPS Bonus allocated to cash-settled RSUs by the average of the closing price of our Class A Common Stock on NASDAQ for the 20-day trading period ending on the date prior to the date on which the cash portion of the EPS Bonus is paid.

Based upon the above calculation, the Compensation Committee determined that the adjusted EPS percentage decrease from fiscal 2009 to fiscal 2010 was -7.89% and approved a fiscal 2010 EPS Bonus of $4.4 million for Mr. K.R. Murdoch, $2.2 million for Mr. J.R. Murdoch and $2.0 million for Mr. DeVoe. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. The Compensation Committee approved a $5.0 million bonus for Mr. Carey based upon his contractual right to a minimum EPS Bonus of $5.0 million for fiscal 2010. (See the “Bonus” column of the Summary Compensation Table below.) The fiscal 2010 EPS Bonuses for these named executive officers were between 8% and 20% lower than those awarded to them in fiscal 2009 on an annualized basis.

Under the terms of his current employment agreement, Mr. Ailes has the opportunity to earn annual performance-based compensation based upon the financial performance of the FOX News Channel. Similar to the responsibility of Messrs. K.R. Murdoch, Carey and DeVoe for the overall financial performance of the Company, Mr. Ailes is directly responsible for FOX News Channel’s operating results. Therefore, the Compensation Committee chose FOX News Channel’s earnings before interest, tax, depreciation and amortization (“EBITDA”) as the objective financial performance measure to determine Mr. Ailes’s performance-based compensation (the “FOX News Channel Bonus”). The amount that Mr. Ailes will receive for his FOX News Channel Bonus in any fiscal year during the term of his agreement, including fiscal 2010, is tied to a performance range of FOX News Channel’s EBITDA for that fiscal year. These ranges were approved and separately conveyed to Mr. Ailes by the Compensation Committee in fiscal 2009. The Compensation Committee established EBITDA ranges that were designed to reward Mr. Ailes for continuing the significant growth in FOX News Channel’s EBITDA. The Compensation Committee intended the threshold range to be challenging but achievable by FOX News Channel; however, the maximum payment level of the EBITDA range assumes FOX News Channel’s attainment of over 80% growth in EBITDA over the term of Mr. Ailes’s employment agreement, which it believed is an extremely high level of performance. Because of previous time-vested equity awards granted to Mr. Ailes, the Compensation Committee determined that Mr. Ailes’s interests were sufficiently aligned with stockholders in the long-term and that there was already a significant retention feature in Mr. Ailes’s total compensation package, and therefore determined to pay Mr. Ailes’s FOX News Channel Bonus in cash.

Pursuant to this arrangement, the Compensation Committee awarded Mr. Ailes a FOX News Channel Bonus of $6.5 million in cash, reflecting FOX News Channel’s performance in fiscal 2010 which was at the highest end of the EBITDA range.

Other Bonus Compensation

In certain circumstances, the Compensation Committee believes that it is appropriate to award other bonus compensation to motivate and reward named executive officers.

As a part of the compensation arrangement approved by the Compensation Committee for Mr. J.R. Murdoch in February 2008, Mr. J.R. Murdoch is eligible to receive an annual bonus based on the performance of the Company’s European and Asian operations over which Mr. J.R. Murdoch has responsibility, with a target opportunity of 75% of his base salary and a maximum opportunity of 100% of his base salary. In consideration of Mr. J.R. Murdoch’s leadership in successfully reorganizing significant business units, disposing of non-core businesses and increasing market share for the divisions under his responsibility, the Compensation Committee determined to award Mr. J.R. Murdoch a fiscal 2010 bonus at 75% of this target bonus opportunity. Accordingly, Mr. J.R. Murdoch received a bonus of approximately $1.7 million in cash. See the “Bonus” column of the Summary Compensation Table below.

As discussed below in the section entitled “New Incentive Compensation Framework”, beginning in fiscal 2011, Mr. J.R. Murdoch will be eligible to receive Annual Bonuses and PSU Bonuses (as defined below) and the bonus described above will be eliminated.

Pursuant to Mr. Ailes’s employment agreement, he is entitled to receive an annual bonus of at least $1 million in cash for each fiscal year of the term of such agreement. For fiscal 2010, the Compensation Committee determined to award Mr. Ailes a fiscal 2010 bonus of $1.5 million in consideration of Mr. Ailes’s exceptional leadership of the businesses over which he has responsibility and the superior financial results of those businesses in fiscal 2010. (See the “Bonus” column of the Summary Compensation Table.)

Long-Term Equity Awards

The purpose of granting long-term equity awards to the named executive officers is to align further their compensation with the long-term performance of the Company and link the named executive officers’ interests directly to those of the Company’s stockholders.

In August 2010, the Compensation Committee made discretionary awards of (i) 309,160 RSUs to Mr. K.R. Murdoch, (ii) 390,160 RSUs to Mr. Carey, (iii) 121,857 RSUs to Mr. J.R. Murdoch and (iv) 108,921 RSUs to Mr. DeVoe to recognize their fiscal 2010 performance and achievements and to serve as a retention incentive. Twenty-five percent of these RSUs vested on August 15, 2010, with the remaining balance vesting in three equal annual installments over the next three years. These RSU awards represent 50% of each of these named executive officer’s respective fiscal 2010 base salaries. In determining to grant these RSUs, the Compensation Committee concluded that such awards were appropriate given that these named executive officers had successfully executed key business objectives during the year, including leading the Company’s strong growth in the face of a difficult business and economic environment. In addition, each of the named executive officers continued to exhibit superior leadership and developed strategic initiatives that position the Company for increased profitability over the long-term.

In structuring equity awards to our named executive officers and determining the type and amounts of each award, we consider the impact the equity awards will have on our operating results, and we strive to achieve an appropriate balance between the impact on our financial operating results and our compensation objectives. Generally, awards under the LTIP are made to the named executive officers once a year after the results for the prior fiscal year are finalized. Occasionally, the Compensation Committee will approve one-time equity grants for particular circumstances, such as upon hiring, promotion, contract renewal or certain discretionary performance-based achievements.

Retirement Benefits

Our defined-benefit pension plans serve as an important retention tool. In addition to a broad-based, tax-qualified pension plan, we also administer the News America Incorporated Supplemental Executive Retirement Plan, or SERP, in which certain executives who will earn more than $245,000 in calendar 2010 are eligible to participate. The SERP increases the retirement benefits of its participants above the amounts available under our broad-based plan, as limited by the Internal Revenue Code. Generally, the compensation limit for the SERP is capped at $345,000 for calendar 2010. As an additional retention incentive, each of the named executive officers participates in the Company’s Individual Supplemental Employee Retirement Agreement Plan (“ISERA”), which provides enhanced benefits to certain of the Company’s executives. The ISERA raises the compensation limit of the SERP to $2.1 million for fiscal 2010. The ISERA also provides enhanced retirement health benefits to the participating executives and their spouses. The SERP and the ISERA are non-qualified plans for tax purposes and are funded using a grantor trust. The assets in the grantor trust are unsecured funds of the Company and could be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency. For additional information on these arrangements and plans, please see the Pension Benefits Table and the Potential Payments Upon Termination Table, together with their accompanying footnotes, below.

Perquisites

Our named executive officers are provided with limited types of perquisites and other personal benefits that the Compensation Committee feels are reasonable and consistent with the Company’s overall compensation philosophy. Perquisites constitute a very small percentage of each of the named executive officer’s total compensation package. Some perquisites are intended to serve a specific business need for the benefit of the Company; however, it is understood that some may be used for personal reasons as well.

For safety and security reasons, all of the named executive officers are required to use the Company aircraft for all travel. We also provide automobiles for certain of our named executive officers. In addition, pursuant to the terms of Mr. Ailes’s negotiated employment agreement, we provide him personal security services in connection with his business responsibilities. The perquisites received by each named executive officer in fiscal 2010, as well as their incremental cost to the Company, are reported in the Summary Compensation Table and its accompanying footnotes below.

Severance and Change in Control Arrangements

The employment agreements of Messrs. Carey, DeVoe and Ailes contain negotiated severance provisions that provide benefits to these named executive officers upon their separation from the Company, which are more fully described in the section entitled “Potential Payments Upon Termination” below. None of the named executive officers’ employment agreements or arrangements contain provisions relating to a change in control of the Company.

New Compensation Framework

As discussed above, in August 2010, the Compensation Committee approved changes to our executive compensation programs applicable to Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe, beginning for the fiscal year ending June 30, 2011.

Base Salary

In connection with the Compensation Committee’s decision to increase the portion of total compensation tied to performance, beginning in fiscal 2011, Mr. Carey’s base salary will be reduced from $8.1 million to $4.05 million and Mr. J.R. Murdoch’s base salary will be reduced from €2.3 million (approximately $3.2 million) to $3.0 million. The reduction in Mr. Carey’s base salary is discussed in further detail in the sections entitled “Employment Agreement for Chase Carey” and “Employment Agreements.”

Annual Bonuses

Beginning for the fiscal year ending June 30, 2011, the Compensation Committee eliminated the EPS Bonus. Instead, Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe will be eligible to receive annual bonuses, two-thirds of which will be based on financial and operating performance as compared to the Company’s annual budget, taking into account a range of factors without pre-determined weights on these factors, and one-third of which will be based on qualitative factors, including, but not limited to, individual and group contributions to the Company’s financial and non-financial objectives (the “Annual Bonus”). These Annual Bonuses will be paid in cash.

For fiscal 2011, the Compensation Committee approved the following target and maximum Annual Bonus opportunities for each of Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe:

Named Executive Officer	Fiscal 2011 Target Annual Bonus Opportunity	Fiscal 2011 Maximum Annual Bonus Opportunity
K. Rupert Murdoch	$12.5 million	$25.0 million
Chase Carey	$10.0 million	$20.0 million
James R. Murdoch	$6.0 million	$12.0 million
David F. DeVoe	$5.0 million	$10.0 million

The payment of the Annual Bonus is conditioned upon the funding of a bonus pool (the “Annual Bonus Pool”) based on the attainment of one or more pre-established objective performance measures that shall be determined by the Compensation Committee within the 90-day period after the beginning of the fiscal year (the “Annual Bonus Condition”). If the Annual Bonus Condition is met, the Annual Bonus to be awarded to each of Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe shall be based on the Compensation Committee’s assessment of the factors described above. For fiscal 2011, the Compensation Committee determined that the Annual Bonus Pool shall be 3.0% of total segment operating profit for the Company for the fiscal year ending June 30, 2011, which shall be allocated 40%, 35% and 25% to Messrs. K.R. Murdoch, Carey and J.R. Murdoch, respectively.

Long-Term Incentive Awards

Also beginning for the fiscal year ending June 30, 2011, in lieu of the RSU awards and in order to align the executives’ interests with those of the Company’s stockholders and reward the executives for superior results, the Compensation Committee has designed a long-term incentive program and has approved the annual grant of performance stock units (“PSUs”) that will have a three-year performance measurement period (the “PSU Bonus”). Each PSU represents the right to receive the U.S. dollar value of one share of Class A Common Stock in cash. The PSUs will be paid after the completion of the three-year performance period, based upon the following performance metrics that will be measured against targets established at the beginning of each performance period: (i) average annual adjusted EPS growth; (ii) average annual adjusted free cash flow (“FCF”) growth; and (iii) the Company’s three- year total shareholder return (“TSR”) as measured against the three-year TSR of the companies that comprise the Standard & Poor’s 500 Index (excluding financial and energy sector companies)(the “S&P 500”)(collectively, the “Performance Metrics”). The target weighting for the adjusted EPS growth, adjusted FCF growth and TSR performance metrics will be 40%, 40% and 20%, respectively. The PSUs will be awarded under the LTIP.

Within 90 days of the beginning of each performance period, the Compensation Committee will establish for each of the Performance Metrics, performance ranges and payout ranges for the performance period. The Compensation Committee will also determine the target opportunity for each of Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe for the performance period, expressed as a dollar value (the “PSU Target Value”), if the PSU Target Value is not set forth in an applicable agreement. The PSU Target Value will be converted into a target number of PSUs based on the average closing price of the Class A Common Stock for the 20 trading days ending on the June 30 of the prior fiscal year (the “PSU Target Number”).

Following the end of the performance period, the Compensation Committee will compute the average of the annual EPS and FCF performance metrics and the three year relative TSR compared to the S&P 500 for the three applicable fiscal years and determine the actual performance for each of the three Performance Metrics (the “Final Performance Factor”); provided, however, the final payout cannot exceed 150% of the PSU Target Number as discussed below. Subject to the PSU Performance Condition described below, at the end of the Performance Period, Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe will be credited with a number of PSUs, which will be determined by multiplying the PSU Target Number by the Final Performance Factor (the “Final PSU Credits”). Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe will each then receive a payment equal to the Final PSU Credits multiplied by the closing price of the Class A Common Stock on the last trading day immediately prior to the Payment Date, subject to the limitations set forth in the LTIP. The “Payment Date” shall be August 15 of the applicable year or the business day closest to August 15. Thus, the Final PSU Credits reflect, for Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe, both Company performance and any change in the value of the Company’s Class A Common Stock over the three-year performance period.

For fiscal 2011-2013 performance period, the Compensation Committee established the following PSU Target Value and corresponding target number of PSUs for each of Messrs. K.R. Murdoch, Carey, DeVoe and J.R. Murdoch:

Named Executive Officers	Fiscal 2011 Target PSU Bonus Opportunity ($ value)	Fiscal 2011 Target PSU Bonus Opportunity (number of PSUs)
K. Rupert Murdoch	$4.0 million	304,414
Chase Carey	$10.0 million	761,035
James R. Murdoch	$6.0 million	456,621
David F. DeVoe	$2.5 million	190,258

In addition, the maximum PSU opportunity (the “PSU Maximum Opportunity”) for each of Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe shall be 150% of the PSU Target Number, provided that such PSU Maximum Opportunity shall also be subject to the limitations set forth in the LTIP.

The payment of PSUs to each of Messrs. K.R. Murdoch, Carey, DeVoe and J.R. Murdoch is subject to the attainment of one or more pre-established objective performance measures that shall be determined by the Compensation Committee within the 90 day period after the beginning of the performance period (the “PSU Performance Condition”). If the PSU Performance Condition is met, the actual number of PSUs to be awarded shall be determined by multiplying the PSU Target Number by the Final Performance Factor as described above subject to the maximum limitation contained in the LTIP.

In connection with the Compensation Committee’s approval of the new annual bonus and long-term incentive awards programs described above, in August 2010, the Company entered into letter agreements with each of Messrs. K.R. Murdoch, J.R. Murdoch and DeVoe to advise them of their eligibility to receive Annual Bonuses and PSUs beginning in fiscal 2011 and to provide for the terms and conditions applicable to such awards.

Employment Agreement for Chase Carey

In July 2009, Mr. Carey rejoined the Company as our Deputy Chairman, President and Chief Operating Officer, after serving as the Chief Executive Officer of DIRECTV for six years. In connection with his appointment, the Company and Mr. Carey entered into an employment agreement with a term beginning July 1, 2009 and expiring June 30, 2014 (the “Carey Initial Agreement”). The Carey Initial Agreement provided Mr. Carey with an annual base salary of $8.1 million, a $10 million cash signing bonus (to compensate Mr. Carey for equity he forfeited upon leaving his position at DIRECTV) and an annual EPS Bonus of between $0 million and $25 million for each fiscal year of the Carey Initial Agreement; provided, however, that the EPS Bonus for fiscal 2010 would be no less than $5 million. The Carey Initial Agreement also provided that Mr. Carey would be eligible to receive equity awards which would continue to vest and be exercisable after the end of the term so long as Mr. Carey is not employed by another company, as well as other benefits applicable to senior executives of the Company. The Compensation Committee approved the terms of Mr. Carey’s employment agreement based on the Company’s desire to provide an incentive to Mr. Carey to return to the Company as its Deputy Chairman, President and Chief Operating Officer to fill the vacancy left by the departure of Mr. Peter Chernin, the Company’s former President and Chief Operating Officer, on June 30, 2009. The Compensation Committee deemed the terms of Mr. Carey’s employment agreement reasonable, as the terms of the agreement were substantively the same as those of Mr. Chernin.

In connection with the Compensation Committee’s approval of the new annual bonus and long-term incentive awards programs described in “New Incentive Compensation Framework” above, in August 2010, the Compensation Committee approved the Amended and Restated Employment Agreement, effective as of July 1, 2010 and expiring June 30, 2014, between News America Incorporated and Chase Carey (the “Carey Amended Agreement”). The Carey Amended Agreement reduces Mr. Carey’s annual base salary from $8.1 million to $4.05 million. The Carey Amended Agreement also provides that Mr. Carey is eligible to receive an Annual Bonus in lieu of the EPS Bonus, and the target amount for the Annual Bonus for each fiscal year of the term of the Carey Amended Agreement is $10 million with a maximum performance opportunity of $20 million, payable in cash. Mr. Carey is also eligible to receive PSUs, and the target value for the PSUs for each fiscal year of the term of the Carey Amended Agreement is $10 million with a PSU Maximum Opportunity as described above. The Carey Amended Agreement also amends the termination provisions in the event Mr. Carey’s employment is terminated prior to the end of the term of the agreement to provide Mr. Carey with similar benefits as those provided in the Carey Initial Agreement.

All other substantive terms of the Carey Amended Agreement remain unchanged from the Carey Initial Agreement. For further discussion of Carey Initial Agreement and the Carey Amended Agreement, please see the section entitled “Employment Agreements.”

Employment Agreement for David F. DeVoe

Mr. DeVoe was a party to an employment agreement with the Company, effective as of November 14, 2004 and amended December 16, 2008, that expired on November 14, 2009 (the “DeVoe Agreement”). In August 2010, the Compensation Committee approved an extension of the DeVoe Agreement, effective as of November 15, 2009 and expiring November 14, 2014. In connection with the extension of the DeVoe Agreement, Mr. DeVoe received a signing bonus of cash-settled RSUs with a value of $5 million based on the 20-trading day closing average of the Class A Common Stock through August 4, 2010, 25% of which vested on August 6, 2010, and 25% will vest on each of November 15, 2010, 2011 and 2012. All other material terms of the DeVoe Agreement remain unchanged. The Compensation Committee approved the extension of the DeVoe Agreement based on the Company’s desire to provide an incentive to Mr. DeVoe to remain with the Company through November 2014. For further discussion of the DeVoe Agreement, please see the section entitled “Employment Agreements.”

Recoupment of Previously Paid Named Executive Officer Performance-Based Compensation

The Board of Directors has a policy regarding the recoupment of performance-based compensation paid to the named executive officers in the event of certain financial restatements. Under the policy, the Company will require reimbursement, to the extent permitted by governing law and any employment arrangements, of the excess of any performance-based compensation paid to an executive officer where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement; and
•	a lower payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the named executive officer’s performance-based compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; however, the Company will not seek to recover performance-based compensation paid more than three years prior to the date the applicable restatement is disclosed.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation (including stock options and RSUs) paid in one year to the named executive officers (other than, pursuant to Internal Revenue Service pronouncements, Mr. DeVoe, our Chief Financial Officer). The deductibility of non-qualified deferred compensation paid to an executive officer when he is no longer subject to Section 162(m) is not subject to this limitation. Performance based compensation (including compensation paid in stock options or RSUs) is also subject to an exception under Section 162(m), provided such compensation meets certain requirements, including stockholder approval.

The Compensation Committee strives to provide the named executive officers with a compensation package that will preserve the deductibility of those packages for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though those programs may result in certain non-deductible compensation expenses.

In this Proxy Statement, stockholders are being asked again to approve the material terms for the performance incentive awards to be granted under the LTIP so that they may qualify for tax deductibility under Section 162(m). These terms do not preclude the Compensation Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under Section 162(m), which may be appropriate to retain and motivate key executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and this proxy statement.

THE COMPENSATION COMMITTEE:

Andrew S.B. Knight (Chairman)

Viet Dinh

Sir Roderick I. Eddington

Thomas J. Perkins

John L. Thornton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of the following non-executive directors: Andrew S.B. Knight (Chairman), Viet Dinh, Sir Roderick I. Eddington, Thomas J. Perkins and John L. Thornton, all of whom the Board has determined are independent in accordance with NASDAQ listing rules. There are no interlocking relationships as defined in the applicable SEC rules.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

The Compensation Committee has been delegated the authority to oversee the risk assessment of the Company’s compensation policies and practices. At the direction of the Compensation Committee, members of senior management conducted the risk assessment. Such members gathered and reviewed information regarding pay practices and risk-mitigation factors within the Company’s principal business units and its corporate division. Following an analysis of the data with the Compensation Committee, the Compensation Committee does not believe there are any risks from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company. In addition, the Company’s compensation programs include sufficient risk mitigation features, such as significant management discretion and oversight, a balance of annual and long-term incentives for senior executives, the use of multiple performance metrics, and recoupment provisions for named executive officers’ performance-based compensation in the event of certain financial restatements.

EXECUTIVE COMPENSATION

Summary Compensation Table for the Fiscal Year Ended June 30, 2010

The following table sets forth information with respect to total compensation for the fiscal years ended June 30, 2010, June 30, 2009 and June 30, 2008, respectively, for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company (collectively, the “named executive officers”) who served in such capacity on June 30, 2010.

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards (a)	Option Awards	Non-Equity Incentive Plan Compensation (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total
K. Rupert Murdoch	2010	$8,100,000	$-		$4,050,000	$-	$4,368,800	$5,910,000	$296,475	$22,725,275
Chairman and Chief Executive Officer	2009	$8,100,000	$-		$4,050,000	$-	$5,435,000	$4,237,000	$379,981	$22,201,981
	2008	$8,100,000	$-		$4,050,000	$-	$17,500,000	$-	$403,169	$30,053,169

Chase Carey	2010	$8,100,000	$15,000,000	(e)	$-	$-	$-	$2,906,000	$32,482	$26,038,482
Deputy Chairman, President and Chief Operating Officer

James R. Murdoch(f)	2010	$3,192,671	$1,700,000	(g)	$1,583,412	$-	$2,184,400	$1,454,000	$181,598	$10,296,081
Chairman and Chief Executive, Europe and Asia	2009	$3,147,236	$1,573,618	(g)	$2,491,709	$-	$2,717,500	$167,000	$219,538	$10,316,601
	2008	$1,895,200	$1,421,400	(g)	$7,804,000	$-	$3,572,917	$2,381,000	$54,175	$17,128,692

David F. DeVoe	2010	$2,853,750	$-		$1,426,875	$-	$2,000,000	$661,000	$187,804	$7,129,429
Senior Executive Vice President and Chief Financial Officer	2009	$2,853,750	$-		$2,693,824	$-	$2,174,000	$783,000	$165,128	$8,669,702
	2008	$2,853,750	$-		$2,522,571	$-	$4,250,000	$-	$212,603	$9,838,924

Roger Ailes	2010	$5,000,000	$1,500,000		$-	$-	$6,500,000	$729,000	$229,577	$13,958,577
Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network and Chairman of Fox Television Stations and Twentieth Television	2009	$5,000,000	$1,000,000		$2,823,331	$-	$5,500,000	$7,553,000	$232,499	$22,108,830
	2008	$5,000,000	$1,000,000		$7,669,992	$-	$4,500,000	$10,000	$228,251	$18,408,243

(a)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of stock awards granted during the applicable fiscal year, including: (i) for fiscal 2008, the portion of Messrs. J.R. Murdoch and DeVoe’s EPS Bonus paid in RSUs; and (ii) for fiscal 2009 and fiscal 2008, the Bonus Stock awards granted to Mr. Ailes for FOX Business Network milestones. All awards were computed in accordance with accounting guidance.
(b)	The amounts set forth in the Non-Equity Incentive Plan Compensation column represent the cash portion of the respective EPS Bonuses paid to Messrs. K.R. Murdoch, Carey, J.R. Murdoch and DeVoe for the applicable fiscal year, and the FOX News Channel Bonus paid to Mr. Ailes for the applicable fiscal year. For additional information regarding these bonuses, see “Compensation Discussion and Analysis—Performance-Based Compensation.”
(c)	The values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are theoretical as these amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s audited consolidated financial statements for the fiscal years ended June 30, 2010 and June 30, 2009. The change in actuarial present value for each named executive officer’s accumulated pension benefits under the applicable Company pension plan from year to year as reported in the Summary Compensation Table is subject to market volatility and may not represent, nor does it affect, the value that a named executive officer will actually accrue under the Company’s pension plans during any given fiscal year. The increase in pension value in the fiscal year ended June 30, 2010 was primarily due to the change in the discount rate used in the actuarial calculation for the year-end obligation. There were no above-market earnings or preferential earnings on any compensation that was deferred pursuant to a nonqualified deferred contribution plan or other basis that is not tax-qualified.

(d)	All Other Compensation paid in the fiscal year ended June 30, 2010 is calculated based on the incremental cost to the Company and is comprised of the following:

	K. Rupert Murdoch	Chase Carey	James R. Murdoch	David F. DeVoe	Roger Ailes(1)
Perquisites
Personal Use of Corporate Aircraft	$275,117	$23,907	$181,598	$150,679	$22,081
Personal Use of Corporate Car/Car Allowance	12,783	-	-	28,550	142,375
Personal Security	-	-	-	-	56,546
Company Contributions to 401(k) Plan	8,575	8,575	-	8,575	8,575

Total	$296,475	$32,482	$181,598	$187,804	$229,577

(1)	The Company provides security services to Mr. Ailes in connection with his business responsibilities. Although included in the amount of Mr. Ailes’s All Other Compensation, the Company considers the cost of the personal security to be a business expense and not a personal benefit to Mr. Ailes.

(e)	Mr. Carey was appointed Deputy Chairman, President and Chief Operating Officer on July 1, 2009. Pursuant to the terms of Mr. Carey’s employment agreement, he received a $10 million signing bonus in cash upon the commencement of his employment (to compensate Mr. Carey for equity he forfeited upon leaving his position at DIRECTV) and a minimum EPS bonus of $5 million payable in cash for the fiscal year ended June 30, 2010.
(f)	Mr. J.R. Murdoch’s base salary and the portion of his bonus related to the performance of the operating divisions over which Mr. J.R. Murdoch has responsibility were paid in Euros. The U.S. dollar amounts presented are based on an average exchange rate of €1 to US$1.39 for the fiscal year ended June 30, 2010.
(g)	The amounts set forth in the Bonus column represent Mr. J.R. Murdoch’s divisional operating bonus for the applicable fiscal year.

Grants of Plan-Based Awards during the Fiscal Year Ended June 30, 2010

The following table sets forth information with respect to grants of plan-based awards to the named executive officers during the fiscal year ended June 30, 2010.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(a)				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target		Maximum
K. Rupert Murdoch			$-		(a)	$25,000,000		n/a	n/a
	08/05/2009	(b)					420,997	n/a	n/a	$4,050,000

Chase Carey			$-		(a)	$25,000,000		n/a	n/a

James R. Murdoch			$-		(a)	$12,500,000		n/a	n/a
	08/05/2009	(b)					163,578	n/a	n/a	$1,573,618
	10/14/2009	(c)					344	n/a	n/a	$4,341
	04/14/2010	(c)					344	n/a	n/a	$5,453

David F. DeVoe			$-		(a)	$7,000,000		n/a	n/a
	08/05/2009	(b)					148,323	n/a	n/a	$1,426,875

Roger Ailes			$-		(d)	$6,500,000		n/a	n/a

(a)	Amounts represent potential EPS Bonus for the fiscal year. Final EPS Bonus payouts are based on the following schedule, and as such, there are not specific targets identified. The EPS Bonus amount is determined proportionately within the corresponding year-on-year adjusted EPS percentage change range. For further discussion on the EPS Bonus, see “Compensation Discussion and Analysis—Performance-Based Compensation” above. For the portion of the respective named executive officer’s fiscal 2010 EPS Bonus paid in cash, see the “Non-Equity Incentive Compensation” column of the Summary Compensation table above.

Year-on-Year Adjusted EPS % Change		Messrs. K.R. Murdoch and Carey EPS Bonus Amount		Mr. J.R. Murdoch EPS Bonus Amount		Mr. DeVoe EPS Bonus Amount
Low	High	Low	High	Low	High	Low	High
< 25.00%	- 25.00%	$-	$-	$-	$-	$-	$-
- 25.00%	- 12.50%	$-	$4,000,000	$-	$2,000,000	$-	$2,000,000
- 12.50%	0.00%	$4,000,000	$5,000,000	$2,000,000	$2,500,000	$2,000,000	$2,000,000
0.00%	10.00%	$5,000,000	$10,000,000	$2,500,000	$5,000,000	$2,000,000	$4,000,000
10.00%	20.00%	$10,000,000	$15,000,000	$5,000,000	$7,500,000	$4,000,000	$5,000,000
20.00%	30.00%	$15,000,000	$20,000,000	$7,500,000	$10,000,000	$5,000,000	$6,000,000
30.00%	40.00%	$20,000,000	$25,000,000	$10,000,000	$12,500,000	$6,000,000	$7,000,000
40.00%	> 40.00%	$25,000,000	$25,000,000	$12,500,000	$12,500,000	$7,000,000	$7,000,000

(b)	Represents the fiscal 2009 cash-settled RSU awards made under the LTIP, which were granted in fiscal 2010. These awards vest in four equal annual installments beginning on August 15, 2009.
(c)	Represents cash-settled RSUs issued in satisfaction of dividends payable on the non-vested RSUs awarded for the applicable EPS Bonuses.
(d)	Represents Mr. Ailes’s fiscal 2010 FOX News Channel Bonus. For further discussion on the FOX News Channel Bonus, see “Compensation Discussion and Analysis—Performance-Based Compensation” above.

Employment Agreements

Summary of K. Rupert Murdoch’s Letter Agreement

In August 2010, the Company entered into a letter agreement with Mr. K.R. Murdoch to reflect his eligibility to receive an Annual Bonus and PSUs (the “KRM Letter Agreement”). The KRM Letter Agreement provides that, for fiscal 2011, Mr. K.R. Murdoch will be eligible to receive an Annual Bonus, the target amount of which shall be $12.5 million with a maximum performance opportunity of $25 million, as well as PSUs, the target amount of which shall be $4 million with a PSU Maximum Opportunity as described in the section entitled “New Incentive Compensation Framework” above.

For a discussion of the termination provisions relating to Mr. K.R. Murdoch’s Annual Bonus and PSUs, see “Potential Payment Upon Termination” below.

Summary of Chase Carey’s Employment Agreement

In July 2009, the Company entered into the Carey Initial Agreement with Mr. Chase Carey, effective as of July 1, 2009 and expiring on June 30, 2014, pursuant to which Mr. Carey serves as the Deputy Chairman, President and Chief Operating Officer of the Company.

Pursuant to the terms of the Carey Initial Agreement, Mr. Carey received a base salary of $8.1 million per year, as well as a $10 million signing bonus in cash upon the commencement of his employment (to compensate Mr. Carey for equity he forfeited upon leaving his position at DIRECTV). In addition, Mr. Carey was eligible to receive an annual EPS Bonus of between $0 million and $25 million for each fiscal year of the Carey Initial Agreement; provided, however, that the EPS Bonus for the fiscal year ending June 30, 2010 is to be no less than $5 million. The Carey Initial Agreement provided that the EPS Bonus would be paid in a mix of cash and time vested RSUs that may be settled in cash or the Class A Common Stock, except that the EPS Bonus earned for the fiscal year ending June 30, 2014 would be paid solely in cash. For fiscal years ending June 30, 2010 through June 30, 2013, the first $5 million of the applicable EPS Bonus would be paid in cash and the remaining balance will be paid one-half in cash and the other half in RSUs. The RSUs would be paid in three equal annual installments for the fiscal years ending June 30, 2010 and June 30, 2011, paid in two equal annual installments for the fiscal year ending June 30, 2012 and one installment for the fiscal year ending June 30, 2013. The number of RSUs to be delivered will be calculated by dividing that portion of the EPS Bonus by the average closing price of the Company’s Class A common stock on NASDAQ for the 20-day trading period ending on the date prior to the date on which the cash portion of the EPS Bonus is paid. The Carey Initial Agreement also provided that Mr. Carey was also eligible to receive grants of stock options to purchase stock or other stock-related grants consistent with his position and level of responsibility. Any equity-based awards granted to Mr. Carey during the term of the Carey Initial Agreement would continue to vest and be exercisable after the end of the term so long as Mr. Carey is not employed by another company.

As discussed above, in August 2010, in connection with the Compensation Committees approval of the new long-term and annual incentive awards programs described in “New Incentive Compensation Framework” above, the Carey Initial Agreement was amended and restated, effective as of July 1, 2010. The Carey Amended Agreement amends certain provisions of the Carey Initial Agreement to reflect Mr. Carey’s eligibility to receive awards under the new PSU and Annual Bonus frameworks. The material amendments from the Carey Initial Agreement are as follows:

•	Mr. Carey’s annual base salary is reduced from $8.1 million to $4.05 million;
•	Mr. Carey will be eligible to receive an Annual Bonus, and the target amount for the Annual Bonus for each fiscal year of the term of the Carey Amended Agreement shall be $10 million with a maximum performance opportunity of $20 million; and
•

Mr. Carey will be eligible to receive PSUs, and the target amount for the PSUs for each fiscal year of the term of the Carey Amended Agreement shall be $10 million with a PSU Maximum Opportunity as described in the section entitled “New Incentive Compensation Framework” above.

Both the Carey Initial Agreement and the Carey Amended Agreement provide that during the term of the such agreements, Mr. Carey and his surviving spouse will participate in all the Company’s pension and welfare plans, programs and benefits (including each retirement plan, the SERP, the ISERA, group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plan and any plan or program providing fringe benefits or perquisites) at the highest levels that are from time to time applicable to senior executives of the Company. Mr. Carey and his surviving spouse will also be entitled to participate, and the Company will pay for, such health and welfare benefits (including medical and dental, disability and life insurance and other similar benefit plans) presently in effect or to be adopted at the highest levels that are from time to time applicable to the highest paid group of senior executives of the Company for their lifetime so long as such benefits are not provided by another employer. In addition, Mr. Carey will be provided with a car allowance and use of a corporate jet or charter jet for business and personal travel in accordance with Company guidelines.

Each of the Carey Initial Agreement and the Carey Amended Agreement provide for certain payments and benefits to Mr. Carey upon his separation from the Company. For a discussion of these provisions of the employment agreement, see “Potential Payment Upon Termination” below.

Both the Carey Initial Agreement and the Carey Amended Agreement provide Mr. Carey with reimbursement for reasonable legal fees and disbursements incurred by Mr. Carey in connection with the negotiation and preparation of the applicable agreement, as well as those incurred in connection with any dispute over the good faith enforcement of his rights under such agreements.

Summary of James R. Murdoch’s Letter Agreement

In August 2010, the Company entered into a letter agreement with Mr. J.R. Murdoch to reflect his eligibility to receive an Annual Bonus and PSUs (the “JRM Letter Agreement”). The JRM Letter Agreement provides that, for fiscal 2011, Mr. J.R. Murdoch will be eligible to receive an Annual Bonus, the target amount of which shall be $6 million with a maximum performance opportunity of $12 million, as well as PSUs, the target amount of which shall be $6 million with a PSU Maximum Opportunity as described in the section entitled “New Incentive Compensation Framework” above.

For a discussion of the termination provisions relating to Mr. J.R. Murdoch’s Annual Bonus and PSUs, see “Potential Payment Upon Termination” below.

Summary of David F. DeVoe’s Employment Agreement and Letter Agreement

In March 2005, the Company and Mr. DeVoe entered into the DeVoe Agreement, pursuant to which Mr. DeVoe serves as the Company’s Senior Executive Vice President and Chief Financial Officer, as well as Senior Executive Vice President and Chief Financial Officer of both News America Incorporated (“NAI”) and Fox Entertainment Group, Inc. (“FEG”), each wholly-owned subsidiaries of the Company, and as a Director on the Boards of Directors of the Company, NAI and FEG. The employment agreement expired on November 14, 2009. In August 2010, the Compensation Committee approved the extension of the DeVoe Agreement, which is effective as of November 15, 2009 and extends the term of the DeVoe Agreement through November 14, 2014. In connection with the extension, Mr. DeVoe received a signing bonus of cash-settled RSUs with a value of $5 million based on the 20-trading day closing average of the Class A Common Stock through August 4, 2010, 25% of which vested on August 6, 2010, and 25% will vest on each of November 15, 2010, 2011 and 2012.

Pursuant to the terms of the DeVoe Agreement, Mr. DeVoe receives a base salary at an annual rate of not less than $2,503,750 and is eligible to receive an annual bonus. Mr. DeVoe is entitled to participate in incentive or benefit plans or arrangements in effect or to be adopted by the Company applicable to senior executives of the Company, NAI or FEG, including any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan and any profit sharing, pension, group medical, dental disability and life insurance or other similar benefits plan (collectively, the “Benefits”); however, any bonus or long-term incentive awards that Mr. DeVoe may be eligible to receive will be subject to the terms set forth in the DeVoe Letter Agreement (as defined below). In addition, Mr. DeVoe is provided with the use of an automobile, and the Company will pay for the insurance, maintenance and fuel for such automobile.

In August 2010, the Company entered into a letter agreement with Mr. DeVoe to reflect his eligibility to receive an Annual Bonus and PSUs (the “DeVoe Letter Agreement”). The DeVoe Letter Agreement provides that, for fiscal 2011, Mr. DeVoe will be eligible to receive an Annual Bonus, the target amount of which shall be $5 million with a maximum performance opportunity of $10 million, as well as PSUs, the target amount of which shall be $2.5 million with a PSU Maximum Opportunity as described in the section entitled “New Incentive Compensation Framework” above.

The DeVoe Agreement and the DeVoe Letter Agreement provide for certain payments and benefits upon Mr. DeVoe’s separation from the Company. For a discussion of these provisions of the employment agreement, see “Potential Payment Upon Termination” below.

Summary of Roger Ailes’s Employment Agreement

In November 2008, the Company and Mr. Roger Ailes entered into the Amended and Restated Employment Agreement. The term of this employment agreement is from November 20, 2008 to June 30, 2013. Under the terms of the Agreement, Mr. Ailes serves as Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network, Chairman of FTS and Twentieth Television, and Editor-in-Chief of Fox News.com.

Pursuant to the terms of his employment agreement, Mr. Ailes is to receive a base salary at an annual rate of $5,000,000 and annual bonus of at least $1,000,000 for the fiscal years ending June 30, 2009 and June 30, 2010 and $1,250,000 for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013. Mr. Ailes is also eligible to receive an annual FOX News Channel Bonus. The FOX News Channel Bonus payable to Mr. Ailes in fiscal 2010 ranged from $0 to $6.5 million, with the high end of the range increasing each year up to $10 million in the final fiscal year of his employment agreement.

In addition, the employment agreement provides that Mr. Ailes is entitled to receive Bonus Stock upon the occurrence of each of the following events: (i) 250,000 shares when the EBITDA of the FOX Business Network is equal to or greater than breakeven and (ii) 350,000 shares when the EBITDA of the FOX Business Network is equal to or greater than $100,000,000.

Mr. Ailes’s employment agreement also provides that he is entitled to participate in any equity, profit-sharing, pension, group medical, dental, disability and life insurance and other similar benefit plans presently in effect or to be adopted by the Company that are applicable to the highest level of senior executives of the Company. In addition, Mr. Ailes is entitled to participate in, and the Company will pay for, group medical, dental, disability and life insurance and other similar benefit plans presently in effect or to be adopted by the Company that is applicable to the highest level of senior executives of the Company during his lifetime. Upon Mr. Ailes’s death, Mr. Ailes’s surviving spouse and eligible dependents will continue to be provided with Company health and welfare benefits under the same terms and conditions as are applicable to the highest level of senior executives of the Company.

The employment agreement provides Mr. Ailes with the use of an automobile and driver, use of the Company jet or charter jet for business travel and security services for Mr. Ailes and his family.

Mr. Ailes’s employment agreement also provides for certain payments and benefits upon his separation from the Company. For a discussion of these provisions of the employment agreement, see “Potential Payments Upon Termination” below.

Outstanding Equity Awards at June 30, 2010

The following table sets forth information with respect to each of the named executive officer’s outstanding equity awards at June 30, 2010, which included vested stock options, vested SARs and unvested RSUs.

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(a)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(b)	Market Value of Shares or Units of Stock That Have Not Vested(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
K. Rupert Murdoch							503,730	$6,331,886	n/a	n/a

Chase Carey							n/a	n/a	n/a	n/a

James R. Murdoch							362,148	$4,552,200	n/a	n/a
	08/01/2000	250,000	-	-	$31.53	08/01/2010
	08/30/2001	80,000	-	-	$24.37	08/30/2011

David F. DeVoe									n/a	n/a
							177,470	$2,230,798
	08/01/2000	120,000	-	-	$31.53	08/01/2010
	08/30/2001	130,000	-	-	$24.37	08/30/2011
	08/11/2004	62,500	-	-	$15.20	08/11/2014

Roger Ailes							66,666	$837,992	n/a	n/a
	08/01/2000	125,000	-	-	$31.53	08/01/2010
	12/03/2001	150,000	-	-	$21.80	12/03/2011
	08/14/2002	175,000	-	-	$13.93	08/14/2012
	08/11/2003	175,000	-	-	$17.18	08/11/2013				.

(a)	The exercise prices of all stock options and SARs issued prior to fiscal 2005 are denominated in Australian dollars. The U.S. dollar exercise price included in the above table is based on the exchange rate of A$1 to US$0.87 on June 25, 2010 and is subject to change as the exchange rate between the Australian dollar and the U.S. dollar fluctuates.
(b)	Represents unvested RSUs, which vest as follows:

Vesting Date	K. Rupert Murdoch	Chase Carey	James R. Murdoch	David F. DeVoe	Roger Ailes
06/30/2010	-	-	36,523	-	-
08/15/2010	222,527	-	57,438	78,399	66,666
01/01/2011	-	-	133,333	-	-
06/30/2011	-	-	36,523	-	-
08/15/2011	175,954	-	57,437	61,991	-
08/15/2012	105,249	-	40,894	37,080	-

(c)	Calculated using closing price of the Class A Common Stock as reported on NASDAQ on June 25, 2010 of $12.57.

Options Exercised and Stock Vested during the Fiscal Year Ended June 30, 2010

The following table sets forth information with respect to the exercise of stock options and vesting of RSUs for each of the named executive officers during the fiscal year ended June 30, 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
K. Rupert Murdoch	-	$-	222,528	$2,434,456
Chase Carey	-	$-	-	-
James R. Murdoch	-	$-	226,952	$2,789,089
David F. DeVoe	-	$-	285,313	$2,882,242
Roger Ailes	-	$-	100,414	$1,098,529

Pension Benefits at June 30, 2010

The following table sets forth information with respect to each Company plan that provides payments in connection with retirement with respect to each of the named executive officers.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
K. Rupert Murdoch	Qualified Pension Plan(2)	58	$3,634,000	$551,233
	Individual Supplemental Executive Retirement Plan	58	58,786,000	-

			$62,420,000
Chase Carey(1)	Qualified Pension Plan(2)	20	$308,000	$-
	News America Incorporated Supplemental Executive Retirement Plan	20	141,000	-
	Individual Supplemental Executive Retirement Plan	21	14,953,000	-

			$15,402,000
James R. Murdoch	Qualified Pension Plan(2)	8	$51,000	$-
	News America Incorporated Supplemental Executive Retirement Plan	8	31,000	-
	Individual Supplemental Executive Retirement Plan	14	3,982,000	-

			$4,064,000
David F. DeVoe	Qualified Pension Plan(2)	27	$961,000	$-
	News America Incorporated Supplemental Executive Retirement Plan	27	465,000	-
	Individual Supplemental Executive Retirement Plan	27	13,320,000	-

			$14,746,000
Roger Ailes	Qualified Pension Plan(2)	14	$453,000	$-
	News America Incorporated Supplemental Executive Retirement Plan	14	218,000	-
	Individual Supplemental Executive Retirement Plan	14	8,149,000	-

			$8,820,000

(1)	If Mr. Carey’s employment is terminated by the Company without cause or by Mr. Carey with good reason, Mr. Carey is entitled to additional age and service credits when calculating his pension benefit. See “Description of Pension Benefits” below. The value of this benefit at June 30, 2010 is $2.9 million.
(2)	Qualified pension plan includes benefits earned under either the News America Incorporated Employees’ Pension and Retirement Plan or the Fox Pension Plan or a combination of these plans.

Description of Pension Benefits

The Company sponsors the News America Incorporated Employees’ Pension and Retirement Plan (the “Qualified Pension Plan”) which provides retirement benefits to each of the named executive officers and employees of certain U.S. subsidiaries. The Qualified Pension Plan is a broad-based, tax-qualified defined benefit plan for employees hired before January 1, 2008. Participation in the Qualified Pension Plan begins on January 1 or July 1 following the later of the date on which an eligible employee attains age 21 or completes one full year of service. Under the Qualified Pension Plan, participants become fully vested in their accrued benefit upon completion of five full years of service and are entitled to receive unreduced benefits upon retirement at age 65 or later. The benefit is paid in the form of a monthly annuity. The accrued benefit under the Qualified Pension Plan at normal retirement age for service after June 30, 1989 is equal to 1% of monthly compensation times years of service, plus 0.6% of average monthly compensation in excess of average covered compensation times years of service limited to 35 years (includes service prior to June 30, 1989 for limiting service). For service prior to June 30, 1989, the accrued benefit is the accrued benefit calculated under the prior plan formula and adjusted for increase in average compensation. Average compensation is generally compensation reported on the participant’s W-2 form, plus 401(k) plan or Section 125 deferrals, but does not include non-cash bonuses for any 60 consecutive months during the participant’s last 120 months of service. The Company pays the entire cost of the benefits provided under the Qualified Pension Plan. Eligible compensation for purposes of the Qualified Pension Plan is limited by federal law.

In addition to the Qualified Pension Plan, the Company maintains the SERP, which provides benefits to employees who are participants in the Qualified Pension Plan but whose annual compensation exceeds the compensation limit of the Qualified Pension Plan ($245,000 in 2010). With the exception of Mr. K.R. Murdoch, each of the named executive officers participates in the SERP. The compensation limit for the SERP is capped at $100,000 in excess of the Qualified Pension Limit ($345,000 in 2010). The benefits of the SERP are calculated using the same formula as the Qualified Pension Plan. The SERP is a non-qualified plan for tax purposes and is funded using a grantor trust. The assets in the grantor trust are unsecured funds of the Company and could be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency.

Each of the named executive officers also participate in the Company’s ISERA, which provides enhanced benefits to a select group of the Company’s top executives. The ISERA raises the compensation limit of the SERP to $2.1 million for fiscal 2010. The benefit provided under the ISERA is unreduced for early retirement beginning at age 55 and is paid as 100% joint and surviving spouse annuities. This benefit is indexed annually at retirement to account for inflation. The ISERA also provides retirement health and life insurance benefits to the participating executives and their spouses. The ISERA is a non-qualified plan for tax purposes and is funded using a grantor trust. The assets in the grantor trust are unsecured funds of the Company and could be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency.

Messrs. Ailes and Carey have accrued benefits under the Fox Pension Plan which is another qualified pension plan. They accrued benefits under the Fox Pension Plan prior to participating under the Qualified Pension Plan. The Qualified Pension Plan counts Mr. Ailes’s and Mr. Carey’s service under the Fox Pension Plan. However, the benefit payable from the Qualified Pension Plan is reduced by Mr. Ailes’s and Mr. Carey’s accrued benefit under the Fox Pension Plan. Similar to the Qualified Pension Plan, the Fox Pension Plan is a broad-based, tax-qualified, defined benefit plan that provides retirement benefits to employees hired before January 1, 2008 of certain U.S. subsidiaries of the Company. Under the Fox Pension Plan, participants become fully vested in their accrued benefit upon completion of five years of service and are entitled to receive unreduced benefits upon retirement at age 65 or later. Participants retiring after age 55 with five years of service can receive an unreduced benefit at age 62. The benefit is paid in the form of a monthly annuity. The accrued benefit under the Fox Pension Plan at normal retirement age is equal to 1.2% of the final average compensation times years of service, plus 0.4% of final average compensation in excess of average wage base times years of service. Final average compensation is the highest base salary plus commission during the five calendar years in the ten most recent calendar years divided by the lesser of 60 or the participant’s months of credited service. The Company pays the entire cost of the benefits provided under the Fox Pension Plan. Eligible compensation for purposes of the Fox Pension Plan is limited by federal law.

Pursuant to Mr. Carey’s Carey Initial Agreement and Carey Amended Agreement, he is entitled to additional pension benefits in the event of his termination by the Company without Cause or his resignation for Good Reason during the term of the applicable agreement. The additional pension benefit adds the greater of 36 months or the number of months remaining in the term of the applicable employment agreement to his age and service credit in calculating his pension benefit. For example, if this provision was triggered during the fiscal year ended on June 30, 2010, Mr. Carey would receive a pension that would include 48 additional months of age and service credit from the fiscal year-end trigger date. The additional pension would be paid as long as either Mr. Carey or his spouse are alive. The present value of this additional benefit as of June 30, 2010 is $2.9 million, determined using the same assumptions used to value the amount shown on the Pension Benefits Table above.

The material assumptions, except for assumed retirement age, used to quantify the present value of accumulated benefits for each named executive officer in the table above are set forth in Note 17 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, including the discount rate of 5.75% and mortality assumption of RP 2000 projected to 2015. The assumed retirement age for Messrs. K.R. Murdoch, Carey, DeVoe and Ailes is their respective current age as they are each currently entitled to unreduced pension benefits under the ISERA. For Mr.  J.R. Murdoch, the assumed retirement age is 55, the age he is entitled to receive unreduced benefits from the ISERA.

Potential Payments Upon Termination

As discussed under “Employment Arrangements” above, the employment agreements of each of Messrs. Carey, DeVoe and Ailes provide for certain payments and benefits upon their respective separation from the Company. In addition, the letter agreements of each of Messrs. K.R. Murdoch, J.R. Murdoch and DeVoe contain certain termination provisions relating to their Annual Bonuses and PSUs. These provisions are summarized below.

Chase Carey

Pursuant to the terms of the Carey Initial Agreement, if Mr. Carey’s employment is terminated due to his death or disability, Mr. Carey is entitled to receive:

(a)	his base salary accrued through the date of termination or resignation;
(b)	any bonus earned but not yet paid in respect of any fiscal year or other period ending prior to the date of such termination or resignation;
(c)	a pro-rata portion of the EPS Bonus that he would have earned for the fiscal year of such termination if no termination occurred;
(d)	SERP and ISERA benefits;
(e)	any stock-based award grants made prior to the date of such termination or resignation to the extent not yet granted; and
(f)	continued lifetime health and welfare benefits for Mr. Carey and his surviving spouse.
(g)	his base salary for the twelve month period after the date of death or disability;
(h)	full acceleration and exercisability of any stock appreciation rights, stock options, restricted stock or rights related to stock granted prior to, on or after such date; and
(i)	payment of all RSUs granted in connection with any EPS Bonus in accordance with the terms of his employment agreement.

If Mr. Carey’s employment is terminated by the Company for Cause (as defined in the Carey Initial Agreement) or if Mr. Carey resigns without Good Reason (as generally defined below) prior to the expiration of the term of the Carey Initial Agreement, Mr. Carey is entitled to receive the benefits described in clauses (a) through (f) above.

If Mr. Carey’s employment is terminated by the Company without Cause or if Mr. Carey resigns for Good Reason, he is entitled to receive the benefits described in clauses (a), (b), (c), (d), (e), (g) and (h) above, plus:

•

a lump sum cash amount equal to the sum of (A) 24 months of his base salary and (B) a lump sum cash amount equal to his EPS Bonus for the fiscal year ended prior to the date of termination; provided, however, that (i) if Mr. Carey’s employment is terminated prior to July 1, 2010, he will be entitled to $10 million in lieu of (B) above; and (ii) if Mr. Carey’s employment is terminated after June 30, 2013, he will be entitled to a lump sum cash amount equal to the sum of 12 months of his base salary in lieu of (A) above; and

•

continued medical, disability, dental and life insurance coverage for Mr. Carey and his eligible dependents on the same basis as in effect immediately prior to his termination of employment though the third anniversary of the date of termination.

In connection with the adoption of the Carey Amended Agreement, the payments and benefits Mr. Carey is entitled to receive upon his separation from the Company under certain circumstances were amended. If Mr. Carey’s employment is terminated during the term of the Carey Amended Agreement due to his death or Disability (as defined in the Carey Amended Agreement), Mr. Carey is entitled to receive:

(1)	his base salary accrued through the date of termination;
(2)	any Annual Bonus payable but not yet paid in respect of any fiscal year or other period ending prior to the date of termination;
(3)	SERP and ISERA benefits;
(4)	continued lifetime health and welfare benefits for Mr. Carey and his surviving spouse;
(5)	full acceleration and exercisability of any RSU awards granted to Mr. Carey in August 2010;
(6)	his base salary for the 24 month period after the date of termination;
(7)	a pro-rata portion of the Annual Bonus he would have earned for then-current fiscal year if such termination had not occurred, calculated based on the pre-determined target Annual Bonus amount established by the Compensation Committee at the beginning of such fiscal year; and
(8)	if such termination event occurs within the second or third fiscal year of any applicable performance period, the full value of any PSU Bonus calculated and paid at the end of the applicable performance period as if no termination occurred.

If Mr. Carey’s employment is terminated by the Company for Cause (as defined in the Carey Amended Agreement) or by Mr. Carey without Good Reason (as generally defined below), Mr. Carey is entitled to receive the benefits described in clauses (1) through (4) above, plus:

•

a pro-rata portion of the Annual Bonus he would have earned for the then-current fiscal year if such termination had not occurred, calculated based solely on the Compensation Committee’s assessment of the Company’s financial and operating performance as compared to the Company’s annual budget; and

•

if such termination event occurs within the second or third fiscal year of any applicable performance period, a pro-rata portion of any PSU Bonus he would have been entitled to receive, calculated and paid at the end of the applicable performance period.

If Mr. Carey’s employment is terminated during the term of the Carey Amended Agreement by the Company without Cause or by Mr. Carey with Good Reason, Mr. Carey is entitled to receive to benefits described in clauses (1), (2), (3), (5) and (8) above, plus:

•	a severance payment consisting of:

i.	a lump sum cash amount of $21.2 million if Mr. Carey’s employment is terminated on or prior to June 30, 2011;
ii.	a lump sum cash amount of $16.2 million plus an amount equal to the Annual Bonus he received for the fiscal year ended immediately prior to the date of termination if Mr. Carey’s employment is terminated on or after July 1, 2011 and prior to July 1, 2013; or

iii.	a lump sum cash amount of $8.1 million plus an amount equal to the Annual Bonus he received for the fiscal year ended immediately prior to the date of termination if Mr. Carey’s employment is terminated on or after July 1, 2013 and prior June 30, 2014.

•

a pro-rata portion of the Annual Bonus he would have earned for the then-current fiscal year if such termination had not occurred, calculated based solely on the Compensation Committee’s assessment of the Company’s financial and operating performance as compared to the Company’s annual budget; and

•

continued medical, disability, dental and life insurance coverage for Mr. Carey and his eligible dependents on the same basis as in effect immediately prior to his termination of employment though the third anniversary of the date of termination.

With respect to the PSU Bonus, in the event of any type of termination that occurs on or prior to the last day of the first fiscal year of any applicable performance period, the entire award will be forfeited. Any PSU Bonus granted to Mr. Carey more than one year prior to the expiration of the Carey Amended Agreement would be payable at the end of the applicable performance period.

In addition, the terms of the Carey Initial Agreement and the Carey Amended Agreement provide that if any payments or benefits to be made to Mr. Carey is deemed to constitute a “Parachute Payment” as defined under the Internal Revenue Code and Mr. Carey becomes subject to excise taxes for such payments or benefits, the Company will pay him a tax gross-up for those excise taxes.

Pursuant to the Carey Initial Agreement and the Carey Amended Agreement, “Good Reason” is defined to include, among other things:

•

the assignment of duties inconsistent with his positions, duties and status with the Company or any removal Mr. Carey from or failure to elect or re-elect Mr. Carey to any position with the Company (including membership on the Board, but only to the extent that the Company does not use its best efforts to maintain Mr. Carey’s membership on the Board);

•	a reduction in base salary;
•	a material reduction in Mr. Carey’s benefits under any employee benefit plan, or any material reduction in fringe benefits and perquisites provided to Mr. Carey;
•	any relocation of Mr. Carey’s work location; and
•	any material breach by the Company of any provision of Mr. Carey’s employment agreement.

David F. DeVoe

Pursuant to the DeVoe Agreement and the DeVoe Letter Agreement, during any period that Mr. DeVoe fails to perform his duties as a result of Disability (as defined in the DeVoe Letter Agreement), Mr. DeVoe is entitled to:

•	continue to receive his full base salary;
•	the Benefits or payments on account of the Benefits until Mr. DeVoe returns to his duties or until Mr. DeVoe’s employment is terminated;
•	any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination;
•

a pro-rata portion of the Annual Bonus he would have earned for then-current fiscal year if such termination had not occurred, calculated based on the pre-determined target Annual Bonus amount established by the Compensation Committee at the beginning of such fiscal year; and

•

if such termination event occurs within the second or third fiscal year of any applicable performance period, the full value of any PSU Bonus calculated and paid at the end of the applicable performance period as if no termination occurred.

If Mr. DeVoe’s employment is terminated by reason of his death, the Company will pay directly to his surviving spouse or legal representative of his estate:

•	one year’s base salary;
•	for one year following the date of death, the Benefits or payments on account of the Benefits;

•

any payment Mr. DeVoe’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then provided to Mr. DeVoe or maintained by the Company;

•	any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination;
•

a pro-rata portion of the Annual Bonus he would have earned for then-current fiscal year if such termination had not occurred, calculated based on the pre-determined target Annual Bonus amount established by the Compensation Committee at the beginning of such fiscal year; and

•

if such termination event occurs within the second or third fiscal year of any applicable performance period, the full value of any PSU Bonus calculated and paid at the end of the applicable performance period as if no termination occurred.

If Mr. DeVoe’s employment is terminated by the Company for Cause (as defined in the DeVoe Letter Agreement) or by Mr. DeVoe without Good Reason (as defined in the DeVoe Letter Agreement), Mr. DeVoe will be entitled to receive:

•	his full base salary through the date of termination;
•	the Benefits or payment on account of the Benefits through the date of termination;
•	any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination;
•

a pro-rata portion of the Annual Bonus he would have earned for the then-current fiscal year if such termination had not occurred, calculated based solely on the Compensation Committee’s assessment of the Company’s financial and operating performance as compared to the Company’s annual budget; and

•

if such termination event occurs within the second or third fiscal year of any applicable performance period, a pro-rata portion of any PSU Bonus he would have been entitled to receive, calculated and paid at the end of the applicable performance period.

If Mr. DeVoe’s employment is terminated by the Company without Cause or by Mr. DeVoe with Good Reason, Mr. DeVoe will be entitled to receive:

•	his full base salary through the term of the DeVoe Agreement;
•	the Benefits or payment on account of the Benefits through the term of the DeVoe Agreement;
•

a pro-rata portion of the Annual Bonus he would have earned for the then-current fiscal year if such termination had not occurred, calculated based solely on the Compensation Committee’s assessment of the Company’s financial and operating performance as compared to the Company’s annual budget; and

•

if such termination event occurs within the second or third fiscal year of any applicable performance period, the full value of any PSU Bonus calculated and paid at the end of the applicable performance period as if no termination occurred.

In addition, the DeVoe Agreement provides that Mr. DeVoe will not be required to seek or accept other employment for the term of such agreement and any amounts earned from any other employment for the term of the agreement will not reduce or otherwise affect the payments due to Mr. DeVoe.

With respect to the PSU Bonus, in the event of any type of termination that occurs on or prior to the last day of the first fiscal year of any applicable performance period, the entire award will be forfeited.

The DeVoe Agreement provides that, if, in the future, the Company, NAI or FEG enters into agreements with their senior executives for the purpose of providing such executives with severance benefits in the event of a change of control of the Company, NAI or FEG, then the Company, NAI or FEG will enter into an agreement with Mr. DeVoe which affords him comparable benefits. To date, none of the Company, NAI or FEG has entered into such agreements.

Roger Ailes

Pursuant to his employment agreement, if Mr. Ailes’s employment is terminated by reason of his death, his estate or beneficiaries will be entitled to:

•	his base salary through the date of death;
•	the full minimum annual bonus for the fiscal year in which his death occurs and one-half of the minimum annual bonus for the next fiscal year;
•	the right to exercise any stock options, including any unvested stock options which will immediately vest as of the date of death, for a period of 12 months following the date of death;
•	payment of any unvested RSUs and Bonus Stock (as described in “Compensation Discussion and Analysis—Performance-Based Compensation” above); and
•	any other or additional benefits, including SERP and ISERA payments, in accordance with applicable plans or programs of the Company.

If Mr. Ailes’s employment is terminated by reason of his disability, he will be entitled to the same benefits as he would receive in the event of his death as described above, plus;

•	his base salary through the one year anniversary of the date of termination; and
•

continued participation for life in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination in accordance with the terms of such plans.

If Mr. Ailes’s employment is terminated for cause (as defined in his employment agreement), Mr. Ailes will be entitled to:

•	his base salary through the date of termination; and
•	any other or additional benefits in accordance with applicable plans and programs of the Company.

If Mr. Ailes’s resigns for good reason (as defined in his employment agreement) or if Mr. Ailes’s employment is terminated other than for death, disability or cause, he will be entitled to:

•	his base salary plus the applicable minimum annual bonus for the period from the date of termination to the end of the original term of the employment agreement (discounted 8% per annum);
•	a payment equal to one-half of each of the high end target FOX News Channel Bonus payments for the period from the date of termination to the end of the original term of the employment agreement;
•	the right to exercise any stock options, including any unvested stock options which will immediately vest as of the date of termination, for a period of 12 months following the date of termination;
•	payment of any unvested RSUs and Bonus Stock; and
•	SERP and ISERA payments in accordance with the terms of those plans.

K. Rupert Murdoch and James R. Murdoch

Pursuant to the terms of the KRM Letter Agreement and JRM Letter Agreement, if the respective employment of Messrs. K.R. Murdoch or J.R. Murdoch is terminated due to death or Disability (as defined in the applicable letter agreement), they would respectively be entitled to receive:

•	any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination;
•

a pro-rata portion of the Annual Bonus he would have earned for then-current fiscal year if such termination had not occurred, calculated based on the pre-determined target Annual Bonus amount established by the Compensation Committee at the beginning of such fiscal year; and

•

if such termination event occurs within the second or third fiscal year of any applicable performance period, the full value of any PSU Bonus calculated and paid at the end of the applicable performance period as if no termination occurred.

If Messrs. K.R. Murdoch or J.R. Murdoch’s employment is terminated for Cause (as defined in the applicable letter agreement), or in the case of Mr. J.R. Murdoch, without Good Reason (as defined in the applicable letter agreement), they would respectively be entitled to receive:

•	any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination;
•

a pro-rata portion of the Annual Bonus he would have earned for the then-current fiscal year if such termination had not occurred, calculated based solely on the Compensation Committee’s assessment of the Company’s financial and operating performance as compared to the Company’s annual budget; and

•

if such termination event occurs within the second or third fiscal year of any applicable performance period, a pro-rata portion of any PSU Bonus he would have been entitled to receive, calculated and paid at the end of the applicable performance period.

If Messrs. K.R. Murdoch or J.R. Murdoch’s employment is terminated without Cause, Retirement (as defined in the applicable letter agreement), or in the case of Mr. J.R. Murdoch, with Good Reason, they would respectively be entitled to receive:

•	any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination;
•

a pro-rata portion of the Annual Bonus he would have earned for the then-current fiscal year if such termination had not occurred, calculated based solely on the Compensation Committee’s assessment of the Company’s financial and operating performance as compared to the Company’s annual budget; and

•

if such termination event occurs within the second or third fiscal year of any applicable performance period, the full value of any PSU Bonus calculated and paid at the end of the applicable performance period as if no termination occurred.

With respect to the PSU Bonus, in the event of any type of termination that occurs on or prior to the last day of the first fiscal year of any applicable performance period, the entire award will be forfeited.

Quantification of Payments

The following table sets forth quantitative information with respect to potential payments to each of the named executive officers or their beneficiaries upon termination in various circumstances as described above, assuming termination on June 30, 2010. The amounts included in the table below do not include amounts otherwise due and owing to each applicable named executive officer, such as salary or annual bonus earned to date, or payments or benefits generally available to all salaried employees of the Company.

The amounts presented in the table below are in addition to each of the named executive officer’s vested pension benefits as of June 30, 2010 noted in the Pension Benefits Table above.

Name	Type of Termination
	Death	Disability	Retirement	By Company for Cause	By Company without Cause	By Executive with Good Reason	By Executive without Good Reason
K. Rupert Murdoch(a)
Health Benefits	$1,567,000	$1,567,000	$1,567,000	$1,567,000	$1,567,000	n/a	$1,567,000
Equity Awards	6,331,886	-	-	-	-		-

	$7,898,886	$1,567,000	$1,567,000	$1,567,000	$1,567,000		$1,567,000
Chase Carey(b)
Salary	$8,100,000	$8,100,000	$-	$-	$-	$-	$-
Bonus	-	-	-	-	5,000,000	5,000,000	-
Equity Awards	-	-	-	-	-	-	-
Health Benefits	1,006,000	1,006,000	1,006,000	1,006,000	1,006,000	1,006,000	1,006,000
Severance(c)	-	-	-	-	26,200,000	26,200,000	-

	$9,106,000	$9,106,000	$1,006,000	$1,006,000	$32,206,000	$32,206,000	$1,006,000
James R. Murdoch(a)
Equity Awards	$4,552,200	$-	$-	$-	$-	n/a	$-

David F. DeVoe
Salary	$2,853,750	$2,853,750	$-	$-	$-	$-	$-
Bonus	2,087,000	2,087,000	-	-	-	-	-
Equity Awards	2,230,798	2,230,798	2,230,798	-	2,230,798	2,230,798	-
Health Benefits	988,000	988,000	988,000	988,000	988,000	988,000	988,000
Severance	-	-	-	-	4,940,750	4,940,750	-

	$8,159,548	$8,159,548	$3,218,798	$988,000	$8,159,548	$8,159,548	$988,000
Roger Ailes
Salary	$-	$5,000,000	$-	$-	$-	$-	$-
Bonus	1,625,000	1,625,000	-	-	-	-	-
Equity Awards	837,992	837,992	837,992	-	837,992	837,992	-
Health Benefits	1,124,000	1,124,000	1,124,000	1,124,000	1,124,000	1,124,000	1,124,000
Severance	-	-	-	-	29,606,856	29,606,856	-

	$3,586,992	$8,586,992	$1,961,992	$1,124,000	$31,568,848	$31,568,848	$1,124,000

(a)	Messrs. K.R. Murdoch and J.R. Murdoch are not party to an employment agreement.
(b)	Under the terms of Mr. Carey’s employment agreement, if any amount payable to Mr. Carey results in the imposition of an excise tax, then, in addition to any other benefits to which Mr. Carey may be entitled, the Company is required to pay Mr. Carey an amount in cash equal to the sum of the excise taxes (and any associated interest and penalties) payable.
(c)	Represents amount Mr. Carey would be entitled to if his employment was terminated by the Company without cause or by Mr. Carey with good reason on June 30, 2010. For severance benefits following such date, please refer to the narrative section of “Potential Payments Upon Termination” above.

DIRECTOR COMPENSATION

Directors’ fees are not paid to Directors who are executives or employees of the Company (the “Executive Directors”) because the responsibilities of Board membership are considered in determining compensation paid as part of the executives’ normal employment conditions.

The basic fees payable to the Directors who are not executives of the Company (collectively, the “Non-Executive Directors”) are reviewed and recommended by the Compensation Committee of the Board (the “Compensation Committee”) and set by the Board. The Compensation Committee periodically reviews director compensation against the Company’s peers and other comparably sized Standard & Poor’s 500 companies and considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning director compensation with a view toward attracting and retaining qualified Directors. The Company believes that compensation for Non-Executive Directors should be competitive and fairly reflect the work and skills required for a company of News Corporation’s size and complexity. The Company also believes that Non-Executive Director compensation should include equity-based compensation in order to align Directors’ interests with the long-term interests of stockholders.

During fiscal 2010, the Non-Executive Directors were Messrs. Aznar, Barnes, Cowley, Dinh, Hurd, Knight, L.K. Murdoch, Perkins, Thornton, Sir Roderick Eddington and Ms. Bancroft. The annual retainers paid to Non-Executive Directors for service on the Board and its committees in the fiscal year ended June 30, 2010 is set forth in the table below.

Board and Committee Retainers for the Fiscal Year Ended June 30, 2010

Annual Cash Retainer	$100,000
Annual Deferred Stock Unit (“DSU”) Retainer	$120,000
Audit Committee Chair Annual Retainer	$27,000
Compensation Committee Chair Annual Retainer	$16,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$16,000
Audit Committee Member Annual Retainer	$16,000
Compensation Committee Member Annual Retainer	$11,000
Nominating and Corporate Governance Committee Member Annual Retainer	$11,000

Effective as of July 1, 2010, the DSU portion of the Non-Executive Directors’ annual retainer was increased to $130,000.

The value of the Class A Common Stock underlying each DSU will be paid to the respective Non-Executive Director in cash at the market value of the Class A Common Stock on the fifth anniversary date of when it was credited to that Director’s account, unless that Director leaves the Board before that date. Upon a Non-Executive Director’s end of service on the Board, such Director will be paid in cash the value of the shares of Class A Common Stock credited to his or her account at the market value of those shares of Class A Common Stock as of the date of the Director’s end of service.

In addition, all Non-Executive Directors are reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the Board and its committees.

The table below shows the total compensation paid during the fiscal year ended June 30, 2010 by the Company to each of the Directors who are not named executive officers:

Director Compensation for the Fiscal Year Ended June 30, 2010

Director	Fees Earned or Paid in Cash ($)		Stock Awards(a)		Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings(b)	All Other Compensation		Total
José María Aznar	$100,000		$120,000		n/a	n/a	n/a		$220,000
Natalie Bancroft	$100,000		$120,000		n/a	n/a	n/a		$220,000
Peter L. Barnes	$116,000		$120,000		n/a	n/a	n/a		$236,000
Kenneth E. Cowley AO	$111,000		$120,000		n/a	n/a	n/a		$231,000
Viet Dinh	$138,000		$120,000		n/a	n/a	n/a		$258,000
Sir Roderick I. Eddington	$154,000		$120,000		n/a	n/a	n/a		$274,000
Mark Hurd	$111,000		$120,000		n/a	n/a	n/a		$231,000
Andrew S.B. Knight	$161,960	(c)	$120,000		n/a	n/a	n/a		$281,960
Lachlan K. Murdoch	$100,000		$120,000		n/a	$1,571,000	n/a		$1,791,000
Thomas J. Perkins	$138,000		$120,000		n/a	n/a	n/a		$258,000
Arthur M. Siskind	$1,200,000	(d)	$1,200,000	(d)	n/a	$1,170,000	$146,365	(e)	$3,716,365
John L. Thornton	$122,000		$120,000		n/a	n/a	n/a		$242,000

(a)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of stock awards granted during the fiscal year ended June 30, 2010.
(b)	Certain Directors were previously employees of the Company and have vested pension benefits due to them. The values reported are theoretical as those amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s audited consolidated financial statements for the fiscal years ended June 30, 2009 and June 30, 2010. The amounts shown represent the increase in the present value of accumulated benefits due to a lower discount rate used in fiscal 2010 as compared to fiscal 2009.
(c)	Includes £12,000 (US$18,960) paid to Mr. Knight for his service on the board of directors of Times Newspapers Holdings Limited, a subsidiary of the Company. The U.S. dollar amount presented is based on an average exchange rate of £1 to US$1.58 for the fiscal year ended June 30, 2010.
(d)	Represents amount paid and stock awards granted to Mr. Siskind for service as Senior Advisor to the Chairman of the Company.
(e)	Includes the Company’s contributions to Mr. Siskind’s 401(k) plan in the amount of $8,575, and, pursuant to Mr. Siskind’s employment agreement, Company contributions to a non-qualified deferred compensation account in the amount of $117,246 and car-related expenses in the amount of $20,544.

Mr. Stanley S. Shuman, who served as a Director from 1982 to 2005, was named Director Emeritus in 2005. Mr. Shuman receives the same director fees as other Non-Executive Directors, and may attend Board and committee meetings but may not vote on Board or committee matters.

The following table sets forth information with respect to the aggregate outstanding equity awards at June 30, 2010 of each of the Directors who were Directors as of June 30, 2010 and who are not named executive officers, which include deferred stock units, vested and unexercised stock options, vested stock appreciation rights and unvested RSUs.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested
José María Aznar	-	-	31,910
Natalie Bancroft	-	-	24,943
Peter L. Barnes	-	-	37,282
Kenneth E. Cowley	12,000	-	37,282
Viet Dinh	-	-	37,282
Sir Roderick I. Eddington	18,000	-	37,282
Mark Hurd	-	-	24,099
Andrew S.B. Knight	18,000	-	37,282
Lachlan K. Murdoch	775,000	-	36,148
Thomas J. Perkins	18,000	-	37,282
Arthur M. Siskind	870,000	-	116,763
John L. Thornton	-	-	37,282

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 30, 2010 with respect to the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s equity compensation plans, including the News Corporation 2004 Stock Option Plan (the “2004 Stock Option Plan”), the News Corporation 2004 Replacement Stock Option Plan (the “Replacement Plan” and together with the 2004 Stock Option Plan, the “2004 Plans”) and the LTIP. All shares reflected in the table are shares of the Class A Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options and RSUs (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)
LTIP	45,523,734	-	130,440,953
2004 Plans	39,916,364	$20.29	-
Equity compensation plans not approved by stockholders	-	-	-
Total(2)	84,440,098	$20.29	130,440,953

(1)	Beginning June 30, 2005, no additional stock options may be granted under the 2004 Plans.
(2)	Does not include stock options to purchase an aggregate of 3,847,166 shares of Class A Common Stock, at a weighted average exercise price of $18.88, granted under plans assumed in connection with acquisition transactions. No additional equity awards may be granted under these assumed plans.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

In accordance with its written charter, the Audit Committee assists the Board in its oversight of (i) integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on the Company’s financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. Management has the primary responsibility for the preparation of the Company’s financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of those financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence and affirming its independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, (ii) discussed with the independent registered public accounting firm, which documented the discussion, any relationships that may impact the firm’s objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by E&Y are compatible with maintaining the accountants’ independence. The Audit Committee reviewed with both the independent registered public accounting firm and the corporate auditors their identification of audit risks, audit plans and audit scope. The Audit Committee discussed with management, the independent registered public accounting firm and the corporate auditors the corporate audit function’s organization, responsibilities, budget and staffing.

The Audit Committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee met with each of the independent registered public accounting firm and the corporate auditors, both with management present and in private sessions without management present, to discuss and review the results of the independent registered public accounting firm’s audit of the financial statements, including the independent registered public accounting firm’s evaluation of the accounting principles, practices and judgments applied by management, the results of the corporate audit activities and the quality and adequacy of the Company’s internal controls.

The Audit Committee discussed the interim financial information contained in each of the quarterly earnings announcements with Company management and the independent registered public accounting firm. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2010 with management and the independent registered public accounting firm.

At three of its meetings during fiscal year 2010 and one meeting during fiscal year 2011, the Audit Committee met with members of management, the independent registered public accounting firm and the corporate auditors to review the fiscal 2010 certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act, the respective rules and regulations of the SEC and the overall certification process. At these meetings, management reviewed with the Committee each of the Sarbanes-Oxley

Act certification requirements including whether there were any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the independent registered public accounting firm and the corporate auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2010, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of E&Y as the Company’s independent registered public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE:

Sir Roderick I. Eddington (Chairman)

Peter Barnes

Andrew S.B. Knight

Thomas J. Perkins

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Arrangements between News Corporation and Certain Stockholders or Stockholder-Related Entities

In May 2010, the Company invested approximately $70 million for a 9.09% interest in Rotana Holding FZ-LLC (“Rotana”), a diversified media company in the Middle East. Rotana is controlled by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud, who is a more than 5% stockholder of the Company. The Company has an option to increase its stake in Rotana to 18.18% which expires in November 2011.

In April 2008, the Company entered into a ten-year arrangement with Rotana Media Services, a subsidiary of Rotana, to license two English-language, free-to-air general entertainment channels from the Company for distribution in the Middle East.

Arrangements between News Corporation and Directors or Director-Related Persons or Entities

Directors of News Corporation and directors of its related parties, or their director-related entities, conduct transactions with subsidiaries of News Corporation that occur within a normal employee, customer or supplier relationship on terms and conditions that are believed to be no more favorable than those with which it is reasonable to expect the entity would have adopted if dealing with the director or director-related entity at arm’s length in similar circumstances.

Ms. Natalie Bancroft was appointed as a Director pursuant to the terms of the Agreement and Plan of Merger, dated July 31, 2007, by and among the Company, Ruby Newco LLC, a wholly-owned subsidiary of the Company, Dow Jones & Company, Inc. and Merger Sub Corporation, as amended (the “Dow Jones Merger Agreement’”, whereby the Board agreed to take all requisite action to cause a member of the Bancroft family or another mutually agreed upon individual to become a member of the Board. In connection with the Dow Jones Merger Agreement, the Company also entered into a ten year voting and support agreement with certain members of the Bancroft family and trustees of trusts for their benefit. This voting and support agreement specified the procedures for the nomination of appointment and the election of a Bancroft family member to a seat on the Board. In addition, Mr. K.R. Murdoch and the Murdoch Family Trust have entered into a separate letter agreement with the Company obligating them, for a period of ten years expiring in 2018, to vote in favor of the election of the initial Bancroft director and any successor Bancroft director to the Board in accordance with the terms of the voting and support agreement at any meeting of the Company’s stockholders at which the initial Bancroft director or any successor stands for election.

Mr. Mark Hurd, a Director of the Company through the date of the Annual Meeting, was also the Chairman and Chief Executive Officer of HP until August 6, 2010. Through the normal course of business, HP sells certain equipment and provides services to the Company and its subsidiaries pursuant to a worldwide agreement entered into by the Company and HP in August 2007. Pursuant to this agreement, the Company paid HP approximately $55 million in the fiscal year ended June 30, 2010.

Through May 31, 2010, the Company engaged Mrs. Wendi Murdoch, the wife of Mr. K.R. Murdoch, the Company’s Chairman and CEO, to provide strategic advice for the development of the MySpace business in China. The fees paid to Mrs. Murdoch pursuant to this arrangement were approximately $92,000 in the fiscal year ended June 30, 2010. Mrs. Murdoch is a Director of MySpace China Holdings Limited (“MySpace China”), a joint venture in which the Company owns an approximate 51.5% interest on a fully diluted basis, which licenses the technology and brand to the local company in China that operates the MySpace China website. Similar to other Directors of MySpace China, Mrs. Murdoch received options over 2.5% of the fully diluted shares of MySpace China that vest over four years under the MySpace China Option Plan.

The Shine Group (“Shine”), a television production and distribution company, is controlled by Ms. Elisabeth Murdoch, the daughter of Mr. K.R. Murdoch. Through the normal course of business, certain subsidiaries of the Company have entered into various production and distribution arrangements with Shine. Pursuant to these arrangements, the Company paid Shine an aggregate of approximately $11.9 million in the fiscal year ended June 30, 2010.

Freud Communications, which is controlled by Matthew Freud, Mr. K.R. Murdoch’s son-in-law, provided external support to the press and publicity activities of the Company during fiscal 2010. The fees paid by the Company to Freud Communications were approximately $350,000 for the fiscal year ended June 30, 2010.

Mrs. Prudence MacLeod is the daughter of Mr. K.R. Murdoch and is a member of the Board of Directors of Advertiser Newspapers, a subsidiary of the Company, and receives customary director fees for such service. Mr. Alasdair MacLeod is the son-in-law of Mr. K.R. Murdoch and, until January 2010 was a salaried employee of News Limited, a subsidiary of the Company. Mr. David F. DeVoe Jr. is the son of Mr. David F. DeVoe, a Director and Chief Financial Officer of the Company, and is a salaried employee of News America Incorporated, a subsidiary of the Company.

In April 2010, the Company acquired an approximate 23% equity stake in Beyond Oblivion, a digital music start-up company, for approximately $9.2 million. Mr. Stanley Shuman, Director Emeritus, has an approximate 18% interest in Beyond Oblivion and serves as a member of its board of directors. Mr. Shuman does not receive compensation for his Beyond Oblivion board service.

Policy for Evaluating Related Party Transactions

The Audit Committee has established procedures for the review, approval or ratification of related party transactions. Pursuant to these procedures, the Audit Committee reviews and approves (i) all related party transactions when and if required to do so by applicable rules and regulations, (ii) all transactions between the Company or any of its subsidiaries and any of the Company’s executive officers, directors, director nominees, directors emeritus or any of their immediate family members and (iii) all transactions between the Company or any of its subsidiaries and any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities, other than transactions that (a) have an aggregate dollar amount or value of less than $120,000 (either individually or in combination with a series of related transactions) and (b) are made in the ordinary course of business of the Company or its subsidiary, as applicable, and such related party.

During fiscal 2010, all of the transactions described in this section that were subject to the Audit Committee’s policies and procedures described above, were reviewed and approved or ratified by the Audit Committee or the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and NASDAQ. Directors, officers and beneficial owners of more than 10% of the Common Stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former Directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during the fiscal year ended June 30, 2010, with the exception of two reports for Mr. J.R. Murdoch and one report for Mr. Jacobs covering one transaction for each such report.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended June 30, 2010 with the SEC on August 6, 2010. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: www.newscorp.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of the Company’s Investor Relations Office by mail at News Corporation, 1211 Avenue of the Americas, New York, New York 10036, by telephone at (212) 852-7059 or by email at investor@newscorp.com.

2011 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be presented at the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received in writing by the Corporate Secretary of the Company at the principal executive offices at News Corporation, 1211 Avenue of the Americas, New York, New York 10036 no later than May 2, 2011 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2011 proxy statement and proxy.

In order for proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company at its principal executive offices not later than July 17, 2011. Additionally, stockholder proposals made outside the processes of Rule 14a-8 under the Exchange Act must be received at the Company’s principal executive offices, in accordance with the requirements of the By-laws between June 17, 2011 and July 17, 2011; provided, however, that in the event that the 2011 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the 2010 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2011 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of the 2011 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting of Stockholders is made. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

ADDITIONAL INFORMATION

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower the Company’s printing and postage costs, stockholders can elect to receive future News Corporation proxy statements, annual reports and related materials electronically instead of by mail. The Company highly recommends that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should select the “Enrollment for Electronic Delivery of Stockholder Materials” link in the “Investor Relations” section of the Company’s website at www.newscorp.com. You may resume receiving copies of these documents by mail at any time by selecting the appropriate stockholder link on this enrollment page and canceling your participation in this program.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters that will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Lawrence A. Jacobs

Senior Executive Vice President and

Group General Counsel

New York, NY

August 30, 2010

YOUR VOTE IS IMPORTANT. THEREFORE, PLEASE PROMPTLY VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and 1211 AVENUE OF THE AMERICAS follow the instructions to obtain your records and to create an electronic voting

NEW YORK, NY 10036 instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by News Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to News Corporation, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26672-P00374-Z53762 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NEWS CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the A THE BOARD OF DIRECTORS RECOMMENDS number(s) of the nominee(s) on the line below.

A VOTE “FOR” ALL THE NOMINEES LISTED

IN PROPOSAL 1, “FOR” PROPOSAL 2 AND 0 0 0 “FOR” PROPOSAL 3.

Proposal 1

1. Election of the Director nominees listed below.

Nominees: B STOCKHOLDER PROPOSALS—THE BOARD OF DIRECTORS RECOMMENDS A VOTE

01) José María Aznar 09) Andrew S.B. Knight

“AGAINST” PROPOSAL 4 AND “AGAINST”

02) Natalie Bancroft 10) James R. Murdoch PROPOSAL 5.

For Against Absta

in

03) Peter L. Barnes 11) K. Rupert Murdoch

Proposal 4

04) Chase Carey 12) Lachlan K. Murdoch

05) Kenneth E. Cowley 13) Thomas J. Perkins 4. Stockholder Proposal—Establishment of a 0 0 0 06) David F. DeVoe 14) Arthur M. Siskind Human Rights Committee.

07) Viet Dinh 15) John L. Thornton

08) Sir Roderick I. Eddington Proposal 5

For Against Abstain 5. Stockholder Proposal—Shareholder Say on Pay. 0 0 0

Proposal 2

2. Ratification of Ernst & Young LLP as the Company’s 0 0 0 independent registered public accounting firm for NOTE: In their discretion, the proxies are authorized the fiscal year ending June 30, 2011. to vote upon such other business as may properly Proposal 3 come before the meeting or any adjournment thereof.

3. Re-approval of material terms under the 0 0 0 Company’s Long-Term Incentive Plan for payment of performance-based compensation under Section 162(m) of the Internal Revenue Code.

NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M26673-P00374-Z53762

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS of News Corporation

The Annual Meeting of Stockholders will be held at the Hudson Theatre, 145 W. 44th Street, New York, New York 10036 on October 15, 2010 10:00 a.m. Eastern Time

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF NEWS CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS OCTOBER 15, 2010

The undersigned, a stockholder of News Corporation, a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, a copy of the Company’s Annual Report, and revoking any proxy previously given, hereby constitutes and appoints Messrs. K. Rupert Murdoch, David F. DeVoe and Lawrence A. Jacobs and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of Class B common stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on October 15, 2010 at 10:00 a.m. Eastern Time at the Hudson Theatre, 145 W. 44th Street, New York, New York 10036.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

FORM OF PROXY (continued and to be signed on the other side)